Exhibit 2

Our 2009 financial statements
Accounting policies

The consolidated financial statements of WPP plc and its subsidiaries (the Group) for the year ended 31 December 2009 have been prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union as they apply to the financial statements of the Group for the year ended 31 December 2009.

The Group’s financial statements are also consistent with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis of preparation

The consolidated financial statements have been prepared under the historical cost convention, except for the revaluation of certain financial instruments. The principal accounting policies are set out below.

Basis of consolidation

The consolidated financial statements include the results of the Company and all its subsidiary undertakings made up to the same accounting date. All intra-Group balances, transactions, income and expenses are eliminated in full on consolidation. The results of subsidiary undertakings acquired or disposed of during the period are included or excluded from the income statement from the effective date of acquisition or disposal.

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Accounting policies

Goodwill and other intangible assets

Intangible assets comprise goodwill, certain acquired separable corporate brand names, acquired customer relationships, acquired proprietary tools and capitalised computer software not integral to a related item of hardware.

Goodwill represents the excess of fair value attributed to investments in businesses or subsidiary undertakings over the fair value of the underlying net assets, including intangible assets, at the date of their acquisition. Goodwill arising on acquisitions before the date of transition to IFRS (1 January 2004) has been retained at the previous UK GAAP amounts subject to being tested for impairment. Goodwill written off to reserves under UK GAAP prior to 1998 has not been reinstated and is not included in determining any subsequent profit or loss on disposal.

Goodwill impairment reviews are undertaken annually or more frequently if events or changes in circumstances indicate a potential impairment. The carrying value of goodwill is compared to the net present value of future cash flows derived from the underlying assets using a projection period of up to five years for each cash-generating unit. After the projection period a steady growth rate representing an appropriate long-term growth rate for the industry is applied. Any impairment is recognised immediately as an expense and is not subsequently reversed.

Corporate brand names, customer relationships and proprietary tools acquired as part of acquisitions of businesses are capitalised separately from goodwill as intangible assets if their value can be measured reliably on initial recognition and it is probable that the expected future economic benefits that are attributable to the asset will flow to the Group.

Certain corporate brands of the Group are considered to have an indefinite economic life because of the institutional nature of the corporate brand names, their proven ability to maintain market leadership and profitable operations over long periods of time and the Group’s commitment to develop and enhance their value. The carrying value of these intangible assets is reviewed at least annually for impairment and adjusted to the recoverable amount if required.

Amortisation is provided at rates calculated to write off the cost less estimated residual value of each asset on a straight-line basis over its estimated useful life as follows:

Acquired intangibles

  Brand names (with finite lives) – 10-20 years.

  Customer related intangibles – 3-10 years.

  Other proprietary tools – 3-10 years.

  Other (including capitalised computer software) – 3-5 years.

Contingent consideration

Future anticipated payments to vendors in respect of contingent consideration (earnouts) are based on the directors’ best estimates of future obligations, which are dependent on the future performance of the interests acquired and assume the operating companies improve profits in line with directors’ estimates. When earnouts are to be settled by cash consideration, the fair value of the consideration is obtained by discounting the amounts expected to be payable in the future to their present value. The resulting interest charge is included within finance costs.

Property, plant and equipment

Property, plant and equipment are shown at cost less accumulated depreciation and any provision for impairment with the exception of freehold land which is not depreciated. The Group assesses the carrying value of its property, plant and equipment to determine if any impairment has occurred. Where this indicates that an asset may be impaired, the Group applies the requirements of IAS 36 Impairment of Assets in assessing the carrying amount of the asset. This process includes comparing its recoverable amount with its carrying value. Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset on a straight-line basis over its estimated useful life, as follows:

  Freehold buildings – 50 years.

  Leasehold land and buildings – over the term of the lease or life of the asset, if shorter.

  Fixtures, fittings and equipment – 3-10 years.

  Computer equipment – 3-5 years.

Interests in associates and joint ventures

The Group’s share of the profits less losses of associate undertakings net of tax, interest and minority interest is included in the consolidated income statement and the Group’s share of net assets is shown within interests in associates in the consolidated balance sheet. The Group’s share of the profits less losses and net assets is based on current information produced by the undertakings, adjusted to conform with the accounting policies of the Group.

The Group assesses the carrying value of its associate undertakings to determine if any impairment has occurred. Where this indicates that an investment may be impaired, the Group applies the requirements of IAS 36 in assessing the carrying amount of the investment. This process includes comparing its recoverable amount with its carrying value.

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The Group accounts for joint venture investments under the equity method which is consistent with the Group’s treatment of associates.

Other investments

Other investments are designated as ‘available for sale’ and are shown at fair value with any movements in fair value taken to equity.

On disposal of the security the cumulative gain or loss previously recognised in equity is included in the profit or loss for the year. Impairment losses recognised in profit or loss for equity investments classified as ‘available for sale’ are not subsequently reversed through profit or loss.

Inventory and work in progress

Work in progress is valued at cost, which includes outlays incurred on behalf of clients and an appropriate proportion of directly attributable costs and overheads on incomplete assignments. Provision is made for irrecoverable costs where appropriate. Inventory is stated at the lower of cost and net realisable value.

Trade receivables

Trade receivables are stated net of provisions for bad and doubtful debts.

Foreign currency and interest rate hedging

The Group’s policy on interest rate and foreign exchange rate management sets out the instruments and methods available to hedge interest and currency risk exposures and the control procedures in place to ensure effectiveness.

The Group uses derivative financial instruments to reduce exposure to foreign exchange risk and interest rate movements. The Group does not hold or issue derivative financial instruments for speculative purposes.

Derivatives are initially recognised at fair value at the date a derivative contract is entered into and are subsequently remeasured to their fair value at each balance sheet date. The resulting gain or loss is recognised in profit or loss immediately unless the derivative is designated and effective as a hedging instrument, in which event the timing of the recognition in profit or loss depends on the nature of the hedge relationship.

At the inception of the hedge relationship the entity documents the relationship between the hedging instrument and hedged item, along with its risk management objectives and its strategy for undertaking various hedge transactions. Furthermore, at the inception of the hedge and on an ongoing basis, the Group documents whether the hedging instrument that is used in a hedging relationship is highly effective in offsetting changes in fair values or cash flows of the hedged item.

Note 25 contains details of the fair values of the derivative instruments used for hedging purposes.

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in profit or loss immediately, together with any changes in the fair value of the hedged item that is attributable to the hedged risk.

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow or net investment hedges is deferred in equity. The gain or loss relating to the ineffective portion is recognised immediately in profit or loss. Amounts deferred in equity are recycled in profit or loss in the periods when the hedged item is recognised in profit or loss. However, when the forecast transaction that is hedged results in the recognition of a non-financial asset or a non-financial liability, the gains and losses previously deferred in equity are transferred from equity and included in the initial measurement of the cost of the asset or liability.

Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, or exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gain or loss on the hedging instrument recognised in equity is retained in equity until the forecast transaction occurs. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to net profit or loss for the period.

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of host contracts and the host contracts are not carried at fair value with unrealised gains or losses reported in the income statement.

Liabilities in respect of option agreements

Option agreements that allow the Group’s equity partners to require the Group to purchase a minority interest are treated as derivatives over equity instruments and are recorded in the balance sheet at fair value and the valuation is remeasured at each period end. Fair value is based on the present value of expected cash outflows and the movement in the fair value

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is recognised as income or expense within revaluation of financial instruments in the consolidated income statement.

Derecognition of financial liabilities

In accordance with IAS 39 Financial Instruments: Recognition and Measurement, a financial liability of the Group is only released to the income statement when the underlying legal obligation is extinguished.

Convertible debt

Convertible debt is assessed according to the substance of the contractual arrangements and is classified into liability and equity elements on the basis of the initial fair value of the liability element. The difference between this figure and the cash received is classified as equity.

The income statement charge for the finance cost is spread evenly over the term of the convertible debt so that at redemption the liability equals the redemption value.

Bank borrowings

Other interest-bearing bank loans and overdrafts are recorded at the proceeds received, net of direct issue costs.

Borrowing costs

Finance costs of borrowing are recognised in the income statement over the term of those borrowings.

Revenue recognition

Revenue comprises commission and fees earned in respect of amounts billed. Direct costs include fees paid to external suppliers where they are retained to perform part or all of a specific project for a client and the resulting expenditure is directly attributable to the revenue earned. Revenue is stated exclusive of VAT, sales taxes and trade discounts.

Advertising and Media Investment Management

Revenue is typically derived from commissions on media placements and fees for advertising services. Revenue may consist of various arrangements involving commissions, fees, incentive-based revenue or a combination of the three, as agreed upon with each client.

Revenue is recognised when the service is performed, in accordance with the terms of the contractual arrangement. Incentive-based revenue typically comprises both quantitative and qualitative elements; on the element related to quantitative targets, revenue is recognised when the quantitative targets have been achieved; on the element related to qualitative targets, revenue is recognised when the incentive is received or receivable.

The Group receives volume rebates from certain suppliers for transactions entered into on behalf of clients that, based on the terms of the relevant contracts and local law, are either remitted to clients or retained by the Group. If amounts are passed on to clients they are recorded as liabilities until settled or, if retained by the Group, are recorded as revenue when earned.

Consumer Insight

Revenue recognised in proportion to the level of service performed for market research contracts is based on proportional performance. In assessing contract performance, both input and output criteria are reviewed. Costs incurred are used as an objective input measure of performance. The primary input of all work performed under these arrangements is labour. As a result of the relationship between labour and cost, there is normally a direct relationship between costs incurred and the proportion of the contract performed to date. Costs incurred as a proportion of expected total costs is used as an initial proportional performance measure. This indicative proportional performance measure is subsequently validated against other more subjective criteria (i.e. relevant output measures) such as the percentage of interviews completed, percentage of reports delivered to a client and the achievement of any project milestones stipulated in the contract. In the event of divergence between the objective and more subjective measures, the more subjective measures take precedence since these are output measures.

While most of the studies provided in connection with the Group’s market research contracts are undertaken in response to an individual client’s or group of clients’ specifications, in certain instances a study may be developed as an off-the-shelf product offering sold to a broad client base. For these transactions, revenue is recognised when the product is delivered. Where the terms of transaction provide for licensing the product on a subscription basis, revenue is recognised over the subscription period on a straight-line basis or, if applicable, based on usage.

Substantially all services are provided on a fixed price basis. Pricing may also include a provision for a surcharge where the actual labour hours incurred in completing a

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project are significantly above the labour hours quoted in the project proposal. In instances where this occurs, the surcharge will be included in the total revenue base on which to measure proportional performance when the actual threshold is reached provided that collectibility is reasonably assured.

Public Relations & Public Affairs and Branding & Identity, Healthcare and Specialist Communications

Revenue is typically derived from retainer fees and services to be performed subject to specific agreement. Revenue is recognised when the service is performed, in accordance with the terms of the contractual arrangement. Revenue is recognised on long-term contracts, if the final outcome can be assessed with reasonable certainty, by including in the consolidated income statement revenue and related costs as contract activity progresses.

Taxation

Corporate taxes are payable on taxable profits at current rates. The tax expense represents the sum of the tax currently payable and deferred tax.

The Group is subject to corporate taxes in a number of different jurisdictions and judgement is required in determining the appropriate provision for transactions where the ultimate tax determination is uncertain. In such circumstances the Group recognises liabilities for anticipated taxes based on the best information available and where the anticipated liability is both probable and estimable. Where the final outcome of such matters differs from the amount recorded, any differences may impact the income tax and deferred tax provisions in the period in which the final determination is made.

The tax laws that apply to the Group’s subsidiaries may be amended by the relevant tax authorities. Such potential amendments are regularly monitored and adjustments are made to the Group’s tax liabilities and deferred tax assets and liabilities where necessary.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are recognised for all taxable temporary differences unless specifically excepted by IAS 12 Income Taxes. Deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or other assets and liabilities (other than in a business combination) in a transaction that affects neither the tax profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised based on enacted or substantively enacted legislation. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Retirement benefit costs

For defined contribution schemes, contributions are charged to the consolidated income statement as payable in respect of the accounting period.

For defined benefit schemes the amounts charged to operating profit are the current service costs and gains and losses on settlements and curtailments. They are included as part of staff costs. Past service costs are recognised immediately in the income statement if the benefits have vested. If the benefits have not vested, the costs are recognised over the period until vesting occurs. The interest cost and the expected return on assets are shown within finance costs and finance income respectively. Actuarial gains and losses are recognised immediately in the statement of comprehensive income.

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Where defined benefit schemes are funded, the assets of the scheme are held separately from those of the Group, in separate trustee-administered funds. Pension scheme assets are measured at fair value and liabilities are measured on an actuarial basis using the projected unit method and discounted at a rate equivalent to the current rate of return on a high-quality corporate bond of equivalent currency and term to the scheme liabilities. The actuarial valuations are obtained at least triennially and are updated at each balance sheet date.

Recognition of a surplus in the defined benefit schemes is limited based on the economic gain the company is expected to benefit from in the future by means of a refund or reduction in future contributions to the plan, in accordance with IAS 19 Employee Benefits.

Finance leases

Assets held under finance leases are recognised as assets of the Group at the inception of the lease at the lower of their fair value and the present value of the minimum lease payments. Depreciation on leased assets is charged to the consolidated income statement on the same basis as owned assets. Leasing payments are treated as consisting of capital and interest elements and the interest is charged to the income statement as it is incurred.

Operating leases

Operating lease rentals are charged to the income statement on a straight-line basis over the lease term. Any premium or discount on the acquisition of a lease is spread over the life of the lease on a straight-line basis.

Translation of foreign currencies

Foreign currency transactions arising from normal trading activities are recorded at the rates in effect at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the year end are translated at the year-end exchange rate. Foreign currency gains and losses are credited or charged to the consolidated income statement as they arise.

The income statements of overseas subsidiary undertakings are translated into pounds sterling at average exchange rates and the year-end net assets of these companies are translated at year-end exchange rates.

Exchange differences arising from retranslation of the opening net assets and on foreign currency borrowings

(to the extent that they hedge the Group’s investment in such operations) are reported in the consolidated statement of comprehensive income.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

Share-based payments

The Group issues equity-settled share-based payments (including share options) to certain employees and accounts for these awards in accordance with IFRS 2 (Share-Based Payment). Equity-settled share-based payments are measured at fair value (excluding the effect of non-market-based vesting conditions) at the date of grant. Details regarding the fair value of equity settled share-based transactions are set out in notes 22 and 26.

The fair value determined at the grant date is recognised in the income statement as an expense on a straight-line basis over the relevant vesting period, based on the Group’s estimate of the number of shares that will ultimately vest and adjusted for the effect of non-market-based vesting conditions.

New IFRS accounting pronouncements

At the date of authorisation of these financial statements, the following Standards and Interpretations, which have not been applied in these financial statements, were in issue but not yet effective:

IFRIC 14 (amended)/IAS 19 (amended): The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction;

IFRIC 19 Extinguishing Financial Liabilities with Equity Instruments;

IFRS 2 (amended): Share-Based Payment;

IFRS 9 Financial Instruments;

IAS 24 (revised): Related Party Transactions;

IAS 32 (amended): Classification of Rights Issues.

The Group does not consider that these Standards and Interpretations will have a significant impact on the financial statements of the Group except for additional disclosures when the relevant standards come into effect for periods commencing on or after 1 January 2010.

In addition, IFRS 3 (revised) Business Combinations and IAS 27 (revised) Consolidated and Separate Financial Statements become effective for the Group in the year ended 31 December 2010. The revisions to these standards will apply to business combinations completed after 1 January 2010. The main changes under the revised standards are:

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all acquisition-related costs must be recognised as an expense in the period they are incurred;

contingent consideration payable is to be measured at fair value at the acquisition date. Any subsequent movements in the fair value of such consideration as a result of post-acquisition events (such as changes in estimates of earnout consideration) must be recognised as a gain or loss in the income statement;

equity interests held prior to control being obtained must be re-measured to fair value at the acquisition date, with any gain or loss recognised in the income statement; and

increases in ownership interest in a subsidiary that do not result in a change of control are treated as transactions among equity holders and are reported within equity. No gain or loss is recognised on such transactions and goodwill is not re-measured.

The revisions to the standards apply prospectively to business combinations for which the acquisition date is on or after the first annual financial reporting period beginning on or after 1 July 2009. Consequently, the impact that these revised standards will have on the financial statements of the Group will depend on the circumstances of business combinations occurring on or after 1 January 2010.

In the current year, the following Standards and Interpretations issued became effective:

IFRIC 13 Customer Loyalty;

IFRIC 16 Hedges of a Net Investment in a Foreign Operation;

IFRIC 17 Distributions of Non-cash Assets to Owners;

IFRIC 18 Transfers of Assets from Customers;

IFRS 1 (amended)/IAS 27 (amended): Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate;

IAS 23 (revised) Borrowing Costs; and

IAS 32 (amended)/IAS 1 (amended): Puttable Financial Instruments and Obligations arising on Liquidation.

The adoption of these Standards and Interpretations has not led to any changes in the Group’s accounting policies.

The Group adopted IFRS 8 Operating Segments during the year. IFRS 8 requires operating segments to be identified on the same basis as is used internally for the review of performance and allocation of resources by the Group chief executive. Provided certain quantitative and qualitative criteria are fulfilled, IFRS 8 permits the aggregation of these components into reportable segments for the purposes of disclosure in the Group’s financial statements. In assessing the Group’s reportable segments, the directors have had regard to the similar economic characteristics of certain operating segments, their shared client base, the similar nature of their products or services and their long-term margins, amongst other factors. As a result of this assessment, the directors concluded that the reportable business segments identified under the previous standard (IAS 14 Segmental Reporting) remain appropriate under IFRS 8.

During the year, the Group also adopted IAS 1 (revised) Presentation of Financial Statements which requires the presentation of a statement of changes in equity as a primary statement. As a result, a consolidated statement of changes in equity has been included in the primary statements, showing changes in each component of equity for each year presented.

Critical judgements in applying accounting policies

Management is required to make key decisions and judgements in the process of applying the Group’s accounting policies. The most significant areas where such judgements have been necessary are revenue recognition, goodwill and other intangibles, acquisition reserves, taxation and accounting for pension liabilities. Where judgement has been applied, the key factors taken into consideration are disclosed in the accounting policies and the appropriate note in these financial statements.

Directors’ responsibility statement

We confirm that to the best of our knowledge:

the financial statements, prepared in accordance with the applicable set of accounting standards, give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company and the undertakings included in the consolidation taken as a whole; and

the management report, which is incorporated into the Directors’ report, includes a fair review of the development and performance of the business and the position of the Company and the undertakings included in the consolidation taken as a whole, together with a description of the principal risks and uncertainties they face.

Sir Martin Sorrell	Paul Richardson
Group chief executive	Group finance director
16 April 2010

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Our 2009 financial statements

Consolidated income statement

For the year ended 31 December 2009	Notes	2009 £m	2008 £m	2007 £m	2009 $m3	2008 $m3	2007 $m3
Billings[1]		37,919.4	36,929.0	31,665.5	59,388.7	67,381.0	63,536.8

Revenue	2	8,684.3	7,476.9	6,185.9	13,598.2	13,598.4	12,395.4
Direct costs		(703.6)	(467.5)	(335.5)	(1,103.8)	(827.2)	(672.7)
Gross profit		7,980.7	7,009.4	5,850.4	12,494.4	12,771.2	11,722.7
Operating costs	3	(7,219.0)	(6,133.4)	(5,045.7)	(11,275.6)	(11,195.2)	(10,104.2)
Operating profit		761.7	876.0	804.7	1,218.8	1,576.0	1,618.5
Share of results of associates	4	57.0	46.0	41.4	91.2	83.7	82.9
Profit before interest and taxation		818.7	922.0	846.1	1,310.0	1,659.7	1,701.4
Finance income	6	150.4	169.6	139.4	241.4	316.9	280.3
Finance costs	6	(355.4)	(319.4)	(250.1)	(562.3)	(588.4)	(502.7)
Revaluation of financial instruments	6	48.9	(25.4)	(16.0)	80.1	(37.3)	(32.3)
Profit before taxation		662.6	746.8	719.4	1,069.2	1,350.9	1,446.7
Taxation	7	(155.7)	(232.9)	(204.3)	(249.3)	(416.7)	(409.5)
Profit for the year		506.9	513.9	515.1	819.9	934.2	1,037.2

Attributable to:
Equity holders of the parent		437.7	439.1	465.9	708.1	803.5	938.2
Minority interests		69.2	74.8	49.2	111.8	130.7	99.0
		506.9	513.9	515.1	819.9	934.2	1,037.2

Headline PBIT	31	1,017.2	1,118.2	928.0	1,622.7	1,984.4	1,865.0
Headline PBIT margin	31	11.7%	15.0%	15.0%	11.9%	14.6%	15.0%
Headline PBT	31	812.2	968.4	817.3	1,301.8	1,712.8	1,642.7

Earnings per share[2]	9
Basic earnings per ordinary share		35.9p	38.4p	39.6p	58.1¢	70.3¢	79.7¢
Diluted earnings per ordinary share		35.3p	37.6p	38.0p	57.2¢	68.7¢	76.6¢

Notes

The accompanying notes form an integral part of this consolidated income statement.

[1]	Billings is defined on page 182.
[2]	The calculations of the Group’s earnings per share and headline earnings per share are set out in note 9.
[3]

The consolidated income statement above is also expressed in US dollars for information purposes only and is unaudited. It has been prepared assuming the US dollar is the reporting currency of the Group, whereby local currency results are translated into US dollars at actual monthly average exchange rates in the period presented. Among other currencies, this includes an average exchange rate of U S$1.5667 to the pound sterling for the year 2009 (2008: US$1.8524; 2007: US$2.0019).

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Consolidated statement of comprehensive income

For the year ended 31 December 2009	2009 £m	2008 £m	2007 £m
Profit for the year	506.9	513.9	515.1
Exchange adjustments on foreign currency net investments	(142.2)	1,379.2	68.7
(Loss)/gain on revaluation of available for sale investments	(13.5)	(51.3)	108.1
Actuarial (loss)/gain on defined benefit pension schemes	(7.2)	(82.2)	30.0
Deferred tax (charge)/credit on defined benefit pension schemes	(4.4)	0.7	(9.9)
Other comprehensive (loss)/income relating to the year	(167.3)	1,246.4	196.9
Total comprehensive income relating to the year	339.6	1,760.3	712.0
Attributable to:
Equity holders of the parent	270.4	1,685.5	662.8
Minority interests	69.2	74.8	49.2
	339.6	1,760.3	712.0

Note

The accompanying notes form an integral part of this consolidated statement of comprehensive income.

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Our 2009 financial statements

Consolidated cash flow statement

For the year ended 31 December 2009	Notes	2009 £m	2008 £m	2007 £m
Net cash inflow from operating activities	11	818.8	922.7	891.3
Investing activities
Acquisitions and disposals	11	(144.8)	(1,049.1)	(674.8)
Purchases of property, plant and equipment		(222.9)	(196.8)	(151.1)
Purchases of other intangible assets (including capitalised computer software)		(30.4)	(23.8)	(19.7)
Proceeds on disposal of property, plant and equipment		9.2	11.5	8.3
Net cash outflow from investing activities		(388.9)	(1,258.2)	(837.3)
Financing activities
Share option proceeds		4.1	10.6	34.8
Share repurchases and buy-backs	11	(9.5)	(105.3)	(415.4)
Net (decrease)/increase in borrowings	11	(426.3)	810.4	498.9
Financing and share issue costs		(18.8)	(19.4)	(8.3)
Equity dividends paid	8	(189.8)	(161.8)	(138.9)
Dividends paid to minority shareholders in subsidiary undertakings		(63.0)	(63.5)	(38.9)
Net cash (outflow)/inflow from financing activities		(703.3)	471.0	(67.8)
Net (decrease)/increase in cash and cash equivalents		(273.4)	135.5	(13.8)
Translation differences		(98.7)	120.3	119.2
Cash and cash equivalents at beginning of year		1,318.1	1,062.3	956.9
Cash and cash equivalents at end of year	11	946.0	1,318.1	1,062.3

Reconciliation of net cash flow to movement in net debt:
Net (decrease)/increase in cash and cash equivalents		(273.4)	135.5	(13.8)
Cash outflow/(inflow) from decrease/(increase) in debt financing		445.1	(796.6)	(493.5)
Debt acquired		–	(577.8)	(7.5)
Other movements		35.1	(94.5)	33.5
Translation difference		220.4	(448.5)	10.2
Movement of net debt in the year		427.2	(1,781.9)	(471.1)
Net debt at beginning of year		(3,067.6)	(1,285.7)	(814.6)
Net debt at end of year	10	(2,640.4)	(3,067.6)	(1,285.7)

Note

The accompanying notes form an integral part of this consolidated cash flow statement.

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Consolidated balance sheet

At 31 December 2009	Notes	2009 £m	2008 £m
Non-current assets
Intangible assets:
Goodwill	12	8,697.5	9,093.2
Other	12	2,000.7	2,295.8
Property, plant and equipment	13	680.5	690.7
Interests in associates	14	729.3	714.3
Other investments	14	294.6	310.9
Deferred tax assets	15	67.5	65.6
Trade and other receivables	17	286.1	185.2
		12,756.2	13,355.7
Current assets
Inventory and work in progress	16	306.7	343.9
Corporate income tax recoverable		73.0	53.1
Trade and other receivables	17	7,548.9	8,138.1
Cash and short-term deposits		1,666.7	2,572.5
		9,595.3	11,107.6
Current liabilities
Trade and other payables	18	(9,774.0)	(10,407.7)
Corporate income tax payable		(71.6)	(87.8)
Bank overdrafts and loans	20	(720.7)	(1,640.8)
		(10,566.3)	(12,136.3)
Net current liabilities		(971.0)	(1,028.7)
Total assets less current liabilities		11,785.2	12,327.0
Non-current liabilities
Bonds and bank loans	20	(3,586.4)	(3,999.3)
Trade and other payables	19	(423.3)	(553.9)
Corporate income tax liability		(485.5)	(489.0)
Deferred tax liabilities	15	(809.6)	(917.1)
Provision for post-employment benefits	23	(251.8)	(272.0)
Provisions for liabilities and charges	21	(152.9)	(135.9)
		(5,709.5)	(6,367.2)
Net assets		6,075.7	5,959.8
Equity
Called-up share capital	26	125.6	125.5
Share premium account		12.6	8.6
Shares to be issued		5.5	8.7
Merger reserve		(5,138.0)	(5,138.8)
Other reserves	27	1,093.1	1,250.5
Own shares		(154.0)	(189.8)
Retained earnings		9,949.2	9,697.5
Equity share owners’ funds		5,894.0	5,762.2
Minority interests		181.7	197.6
Total equity		6,075.7	5,959.8

Note

The accompanying notes form an integral part of this consolidated balance sheet.

The financial statements were approved by the Board of Directors and authorised for issue on 16 April 2010.

Signed on behalf of the Board:

Sir Martin Sorrell	Paul Richardson
Group chief executive	Group finance director

WPP ANNUAL REPORT 2009	155

Our 2009 financial statements

Consolidated statement of changes in equity

For the year ended 31 December 2009

	Called-up share capital £m	Share premium account £m	Shares to be issued £m	Merger reserve £m	Other reserves[1] £m	Own Shares £m	Retained earnings £m	Total equity share owners’ funds £m	Minority interests £m	Total £m
Balance at 1 January 2008	119.2	103.9	5.3	(1,365.9)	(114.9)	(255.3)	5,482.1	3,974.4	120.4	4,094.8
Reclassification due to Group reconstruction	–	3,780.6	–	(3,769.2)	(11.4)	–	–	–	–	–
Transfer of share premium to retained earnings as part of the scheme of arrangement	–	(4,143.1)	–	–	–	–	4,143.1	–	–	–
Ordinary shares issued in respect of acquisitions	8.0	259.7	2.8	–	–	–	–	270.5	–	270.5
Other ordinary shares issued	0.2	8.3	(2.8)	1.1	–	–	1.1	7.9	–	7.9
Share issue/cancellation costs	–	(0.8)	–	(4.8)	–	–	–	(5.6)	–	(5.6)
Share cancellations	(1.9)	–	–	–	1.9	–	(112.2)	(112.2)	–	(112.2)
Exchange adjustments on foreign currency net investments	–	–	–	–	1,379.2	–	–	1,379.2	39.4	1,418.6
Net profit for the year	–	–	–	–	–	–	439.1	439.1	74.8	513.9
Dividends paid	–	–	–	–	–	–	(161.8)	(161.8)	(63.5)	(225.3)
Transfer to goodwill	–	–	3.4	–	–	–	–	3.4	–	3.4
Non-cash share-based incentive plans (including stock options)	–	–	–	–	–	–	62.3	62.3	–	62.3
Tax adjustment of share-based payments	–	–	–	–	–	–	(9.0)	(9.0)	–	(9.0)
Net movement in own shares held by ESOP Trusts	–	–	–	–	–	52.8	(56.4)	(3.6)	–	(3.6)
Treasury shares disposals	–	–	–	–	–	12.7	(5.8)	6.9	–	6.9
Actuarial loss on defined benefit schemes	–	–	–	–	–	–	(82.2)	(82.2)	–	(82.2)
Deferred tax on defined benefit pension schemes	–	–	–	–	–	–	0.7	0.7	–	0.7
Loss on revaluation of available for sale investments	–	–	–	–	(51.3)	–	–	(51.3)	–	(51.3)
Share purchases – close period commitments	–	–	–	–	64.8	–	(5.0)	59.8	–	59.8
Recognition/remeasurement of financial instruments	–	–	–	–	(17.8)	–	1.5	(16.3)	–	(16.3)
Minority interests on acquisition	–	–	–	–	–	–	–	–	26.5	26.5
Balance at 31 December 2008	125.5	8.6	8.7	(5,138.8)	1,250.5	(189.8)	9,697.5	5,762.2	197.6	5,959.8
Ordinary shares issued	0.1	4.0	(1.7)	0.8	–	–	0.3	3.5	–	3.5
Exchange adjustments on foreign currency net investments	–	–	–	–	(142.2)	–	–	(142.2)	(13.4)	(155.6)
Net profit for the year	–	–	–	–	–	–	437.7	437.7	69.2	506.9
Dividends paid	–	–	–	–	–	–	(189.8)	(189.8)	(63.0)	(252.8)
Transfer from goodwill	–	–	(1.5)	–	–	–	–	(1.5)	–	(1.5)
Non-cash share-based incentive plans (including stock options)	–	–	–	–	–	–	54.9	54.9	–	54.9
Net movement in own shares held by ESOP Trusts	–	–	–	–	–	45.3	(45.3)	–	–	–
Treasury shares additions	–	–	–	–	–	(9.5)	–	(9.5)	–	(9.5)
Actuarial loss on defined benefit schemes	–	–	–	–	–	–	(7.2)	(7.2)	–	(7.2)
Deferred tax on defined benefit pension schemes	–	–	–	–	–	–	(4.4)	(4.4)	–	(4.4)
Loss on revaluation of available for sale investments	–	–	–	–	(13.5)	–	–	(13.5)	–	(13.5)
Equity component of convertible bonds (net of deferred tax)	–	–	–	–	34.7	–	–	34.7	–	34.7
Recognition/remeasurement of financial instruments	–	–	–	–	(36.4)	–	5.5	(30.9)	–	(30.9)
Minority interests on acquisition	–	–	–	–	–	–	–	–	(8.7)	(8.7)
Balance at 31 December 2009	125.6	12.6	5.5	(5,138.0)	1,093.1	(154.0)	9,949.2	5,894.0	181.7	6,075.7

Notes

The accompanying notes form an integral part of this consolidated statement of changes in equity.

1 Other reserves are analysed in note 27.

Total comprehensive income relating to the year ended 31 December 2009 was £339.6 million (2008: £1,760.3 million).

156	WPP ANNUAL REPORT 2009

Our 2009 financial statements

Notes to the consolidated financial statements

For the year ended 31 December 2009

1. General information

WPP plc is a company incorporated in Jersey. The address of the registered office is 22 Grenville Street, St Helier, Jersey, JE4 8PX and the address of the principal executive office is 6 Ely Place, Dublin 2, Ireland. The nature of the Group’s operations and its principal activities are set out in note 2. These consolidated financial statements are presented in pounds sterling.

2. Segment information

The Group is a leading worldwide communications services organisation offering national and multinational clients a comprehensive range of communications services.

The Group is currently organised into four reportable segments – Advertising and Media Investment Management; Consumer Insight; Public Relations & Public Affairs; and Branding & Identity, Healthcare and Specialist Communications. This last reportable segment includes WPP Digital and direct, digital, promotional and relationship marketing.

Operating sectors

Reported contributions were as follows:

	Revenue[1]	Headline PBIT[2]	Headline PBIT margin	Revenue[1]	Headline PBIT[2]	Headline PBIT margin	Revenue[1]	Headline PBIT[2]	Headline PBIT margin
	2009 £m	2009 £m	2009%	2008 £m	2008 £m	2008%	2007 £m	2007 £m	2007%
Advertising and Media Investment Management	3,358.9	472.8	14.1	3,329.5	581.3	17.5	2,871.3	466.9	16.3
Consumer Insight[3]	2,297.1	196.9	8.6	1,301.8	147.6	11.3	905.4	104.3	11.5
Public Relations & Public Affairs	795.7	122.1	15.3	752.3	124.9	16.6	641.4	106.5	16.6
Branding & Identity, Healthcare and Specialist Communications	2,232.6	225.4	10.1	2,093.3	264.4	12.6	1,767.8	250.3	14.2
	8,684.3	1,017.2	11.7	7,476.9	1,118.2	15.0	6,185.9	928.0	15.0

Notes

[1]	Intersegment sales have not been separately disclosed as they are not material.
[2]

A reconciliation from reported profit before interest and taxation to headline PBIT is provided in note 31. Reported profit before interest and taxation is reconciled to reported profit before taxation in the consolidated income statement.

[3]	Consumer Insight was previously reported as Information, Insight & Consultancy.

Other information	Share-based payments	Capital additions[1]	Depreciation and amortisation[2]	Goodwill impairment & write-downs	Share of results of associates	Interest in associates
	£m	£m	£m	£m
2009
Advertising and Media Investment Management	23.1	166.5	99.7	33.3	30.7	445.9
Consumer Insight[3]	11.5	51.6	53.5	–	16.9	114.5
Public Relations & Public Affairs	4.4	19.2	15.2	–	2.7	60.3
Branding & Identity, Healthcare and Specialist Communications	15.9	43.8	57.4	11.0	6.7	108.6
	54.9	281.1	225.8	44.3	57.0	729.3

2008
Advertising and Media Investment Management	33.3	93.3	86.2	9.1	32.7	474.9
Consumer Insight[3]	7.5	50.9	23.0	3.0	5.4	96.7
Public Relations & Public Affairs	4.3	13.3	13.6	–	4.1	59.6
Branding & Identity, Healthcare and Specialist Communications	17.2	63.1	50.2	73.5	3.8	83.1
	62.3	220.6	173.0	85.6	46.0	714.3

2007
Advertising and Media Investment Management	35.0	96.5	75.4	33.2	28.1	328.9
Consumer Insight[3]	7.4	19.9	16.9	–	3.9	90.8
Public Relations & Public Affairs	4.3	10.7	12.0	0.6	2.1	59.0
Branding & Identity, Healthcare and Specialist Communications	15.7	45.2	40.1	12.0	7.3	61.4
	62.4	172.3	144.4	45.8	41.4	540.1

Notes

[1]	Capital additions include purchases of property, plant and equipment and other intangible assets (including capitalised computer software).
[2]	Depreciation of property, plant and equipment and amortisation of other intangible assets.
[3]	Consumer Insight was previously reported as Information, Insight & Consultancy.

WPP ANNUAL REPORT 2009	157

Our 2009 financial statements Notes to the consolidated financial statements

	Assets			Liabilities
Balance sheet	Segment assets	Unallocated corporate assets[1]	Consolidated total assets	Segment liabilities	Unallocated corporate liabilities[1]	Consolidated total liabilities

	£m	£m	£m	£m	£m	£m
2009
Advertising and Media Investment Management	10,539.1			(8,036.9)
Consumer Insight[2]	3,714.6			(1,002.4)
Public Relations & Public Affairs	1,579.7			(324.9)
Branding & Identity, Healthcare and Specialist Communications	4,710.9			(1,237.8)
	20,544.3	1,807.2	22,351.5	(10,602.0)	(5,673.8)	(16,275.8)
2008
Advertising and Media Investment Management	12,034.5			(8,757.8)
Consumer Insight[2]	3,830.0			(1,022.3)
Public Relations & Public Affairs	1,583.3			(363.7)
Branding & Identity, Healthcare and Specialist Communications	4,324.3			(1,225.7)
	21,772.1	2,691.2	24,463.3	(11,369.5)	(7,134.0)	(18,503.5)

Notes

[1]

Included in unallocated corporate assets and liabilities are corporate income tax, deferred tax and net interest-bearing debt. The debt has not been allocated as it is held centrally and specifically allocating it to individual segments is not considered to be a fair representation of the net assets of those segments.

[2]	Consumer Insight was previously reported as Information, Insight & Consultancy.

Contributions by geographical area were as follows:

		2009 £m		2008 £m		2007 £m

Revenue[1]
North America[6]		3,010.0		2,603.2		2,266.7
UK		1,029.0		954.2		890.3
Western Continental Europe[4,5]		2,327.8		1,879.1		1,497.4
Asia Pacific, Latin America, Africa & Middle East and Central & Eastern Europe[5]		2,317.5		2,040.4		1,531.5
		8,684.3		7,476.9		6,185.9

	Margin		Margin		Margin
Headline PBIT[2]
North America[6]	13.2%	397.9	16.8%	438.3	17.3%	391.5
UK	12.8%	131.5	13.0%	124.1	12.0%	107.1
Western Continental Europe[4,5]	8.3%	193.4	13.1%	247.0	12.8%	191.3
Asia Pacific, Latin America, Africa & Middle East and Central & Eastern Europe[5]	12.7%	294.4	15.1%	308.8	15.5%	238.1
	11.7%	1,017.2	15.0%	1,118.2	15.0%	928.0
Non-current assets[3]
North America[6]		4,421.9		5,072.6
UK		1,688.9		1,647.9
Western Continental Europe[4,5]		4,014.1		4,227.3
Asia Pacific, Latin America,
Africa & Middle East and
Central & Eastern Europe[5]		2,381.0		2,236.7
		12,505.9		13,184.5

Notes

[1]	Intersegment sales have not been separately disclosed as they are not material.

[2]	Headline PBIT is defined in note 31.

[3]	Non-current assets excluding financial instruments and deferred tax.

[4]

Western Continental Europe includes Ireland with revenue of £43.4 million (2008: £41.3 million, 2007: £33.5 million), headline PBIT of £3.9 million (2008: £8.0 million, 2007: £6.5 million) and non-current assets of £61.6 million (2008: £65.6 million).

[5]

The Group previously reported Continental Europe separately. Western Continental Europe is now reported separately, with Central & Eastern Europe included with Asia Pacific, Latin America, Africa& Middle East. Comparative figures have been restated accordingly.

[6]

North America includes the US with revenues of £2,835.8 million (2008: £2,444.7 million, 2007: £2,138.9 million), headline PBIT of £370.9 million (2008: £411.0 million, 2007: £372.3 million) and non-current assets of £4,010.9 million (2008: £4,402.0 million).

3. Operating costs

	2009 £m	2008 £m	2007 £m

Total staff costs (note 5)	5,117.0	4,351.8	3,607.9
Establishment costs	691.6	521.3	427.2
Other operating costs (net)	1,410.4	1,260.3	1,010.6
Total operating costs	7,219.0	6,133.4	5,045.7
Operating costs include:
Goodwill impairment (note 12)	44.3	84.1	44.1
Goodwill write-down relating to utilisation of pre-acquisition tax losses (note 12)	–	1.5	1.7
Investment write-downs	11.1	30.5	–
Cost of changes to corporate structure	–	4.6	–
Amortisation and impairment of acquired intangible assets (note 12)	172.6	78.4	40.3
Amortisation of other intangible assets (note 12)	30.5	23.4	18.1
Depreciation of property, plant and equipment	189.9	145.4	123.7
Losses on sale of property, plant and equipment	0.4	1.9	1.0
Gains on disposal of investments	(31.1)	(3.4)	(3.4)
Net foreign exchange losses/(gains)	6.4	(18.3)	1.1
Operating lease rentals:
Land and buildings	434.5	325.2	261.1
Plant and machinery	28.0	26.5	25.8
	462.5	351.7	286.9

In 2009, operating profit includes credits totalling £19.4 million (2008: £23.7 million, 2007: £16.8 million) relating to the release of excess provisions and other balances established in respect of acquisitions completed prior to 2008. Further details of the Group’s approach to acquisition reserves, as required by IFRS 3 ‘Business combinations’, are given in note 28.

All of the operating costs of the Group are related to administrative expenses.

158	WPP ANNUAL REPORT 2009

Our 2009 financial statements Notes to the consolidated financial statements

Auditors’ remuneration:
	2009 £m	2008 £m	2007 £m
Fees payable to the Company’s auditors for the audit of the Company’s annual accounts	1.5	1.7	1.7
The audit of the Company’s subsidiaries pursuant to legislation	15.0	13.3	11.4
	16.5	15.0	13.1
Other services pursuant to legislation	3.2	3.8	3.5
Fees payable to the auditors pursuant to legislation	19.7	18.8	16.6
Tax advisory services	2.6	2.2	2.7
Tax compliance services	1.5	0.9	0.9
	4.1	3.1	3.6
Corporate finance services	0.2	1.5	1.0
Other services	4.8	4.4	3.0
Total non-audit fees	9.1	9.0	7.6
Total fees	28.8	27.8	24.2

Minimum committed annual rentals

Amounts payable in 2010 under the foregoing leases will be as follows:
	Plant and machinery			Land and buildings
	2010 £m	2009 £m	2008 £m	2010 £m	2009 £m	2008 £m
In respect of operating leases which expire:
– within one year	4.1	6.6	6.4	43.1	63.4	27.9
– within two to five years	14.6	14.2	12.9	145.2	168.3	115.5
– after five years	1.1	0.3	0.3	143.7	107.5	75.0
	19.8	21.1	19.6	332.0	339.2	218.4

Future minimum annual amounts payable under all lease commitments in existence at 31 December 2009 are as follows:
	Minimum rental payments £m	Less sub-let rentals £m	Net payment £m
Year ending 31 December
2010	351.8	(19.1)	332.7
2011	289.1	(18.3)	270.8
2012	248.8	(17.7)	231.1
2013	203.6	(9.3)	194.3
2014	167.7	(1.7)	166.0
Later years	973.6	(3.3)	970.3
	2,234.6	(69.4)	2,165.2

4. Share of results of associates

Share of results of associates include:
	2009 £m	2008 £m	2007 £m
Share of profit before interest and taxation	86.3	71.5	65.8
Share of exceptional (losses)/gains	(1.6)	(0.5)	0.8
Share of interest and minority interest	(0.7)	0.5	0.5
Share of taxation	(27.0)	(25.5)	(25.7)
	57.0	46.0	41.4

5. Our people

Our staff numbers averaged 105,318 against 97,438 in 2008 and 84,848 in 2007, including acquisitions. Their geographical distribution was as follows:
	2009	2008	2007
North America	22,230	24,493	23,294
UK	9,704	8,971	8,543
Western Continental Europe[1]	25,004	19,448	18,046
Asia Pacific, Latin America, Africa & Middle East and Central & Eastern Europe[1]	48,380	44,526	34,965
	105,318	97,438	84,848

Note

1 The Group previously reported Continental Europe as a geographic segment. Western Continental Europe is now reported separately, with Central & Eastern Europe included with Asia Pacific, Latin America, Africa & Middle East. Comparative figures have been restated accordingly.

Their operating sector distribution was as follows:

	2009	2008	2007
Advertising and Media Investment Management	42,906	45,754	42,948
Consumer Insight[2]	28,325	14,934	11,524
Public Relations & Public Affairs	7,325	7,682	7,167
Branding & Identity, Healthcare and Specialist Communications	26,762	29,068	23,209
	105,318	97,438	84,848

Note

2 Consumer Insight was previously reported as Information, Insight & Consultancy.

At the end of 2009 staff numbers were 98,759 (2008: 112,262, 2007: 90,182). Including all employees of associated undertakings, this figure was approximately 138,000 at 31 December 2009 (2008: 135,000, 2007: 111,000).

Total staff costs were made up as follows:

	2009 £m	2008 £m	2007 £m
Wages and salaries	3,614.1	3,044.6	2,492.6
Cash-based incentive plans	122.9	151.4	168.3
Share-based incentive plans (note 22)	54.9	62.3	62.4
Social security costs	442.5	346.4	288.3
Other pension costs (note 23)	116.4	98.3	80.7
Other staff costs	766.2	648.8	515.6
	5,117.0	4,351.8	3,607.9
Staff cost to revenue ratio	58.9%	58.2%	58.3%

Included above are charges of £6.1 million (2008: £5.1 million, 2007: £6.5 million) for share-based incentive plans in respect of key management personnel (who comprise the directors of the Group). Further details of compensation for key management personnel is disclosed on pages 139 to 143.

6. Finance income, finance costs and revaluation of financial instruments

Finance income includes:

	2009 £m	2008 £m	2007 £m
Expected return on pension scheme assets (note 23)	28.7	31.3	28.1
Income from available for sale investments	10.2	9.7	9.2
Interest income	111.5	128.6	102.1
	150.4	169.6	139.4

Finance costs include:

	2009 £m	2008 £m	2007 £m
Interest on pension scheme liabilities (note 23)	46.1	38.9	33.8
Interest on other long-term employee benefits	1.3	1.6	1.5
Interest payable and similar charges[1]	308.0	278.9	214.8
	355.4	319.4	250.1

Revaluation of financial instruments2 include:

	2009 £m	2008 £m	2007 £m
Movements in fair value of treasury instruments	8.4	(13.9)	(6.7)
Revaluation of put options over minority interests	15.3	(11.5)	(9.3)
Gains on termination of hedge accounting on repayment of TNS debt	25.2	–	–
	48.9	(25.4)	(16.0)

Notes

1 Interest payable and similar charges are payable on bank overdrafts, bonds and bank loans held at amortised cost.

2 Financial instruments are held at fair value through profit and loss.

The majority of the Group’s long-term debt is represented by $1,250 million of US dollar bonds at an average interest rate of 6.90% (prior to any interest rate swaps or cross-currency swaps), 11,850 million of Eurobonds at an average interest rate of 5.52% (prior to any interest rate or currency swaps) and £1,050 million of sterling bonds at an average interest rate of 5.96%.

Average borrowings under the Revolving Credit Facilities (note 10) amounted to $2,105 million at an average interest rate of 1.58% inclusive of margin.

Average borrowings under the US Commercial Paper Program (note 10) amounted to $0.8 million at an average interest rate of 1.33% inclusive of margin.

WPP ANNUAL REPORT 2009	159

Our 2009 financial statements Notes to the consolidated financial statements

7. Taxation

The tax charge is based on the profit for the year and comprises:

	2009 £m	2008 £m	2007 £m
Corporation tax
Current year	209.8	217.7	240.4
Prior years	(1.7)	7.0	(52.2)
	208.1	224.7	188.2
Deferred tax
Current year	(16.1)	(8.4)	10.2
Net credit in relation to the amortisation of acquired intangible assets and other goodwill items	(37.3)	(12.4)	(2.8)
	(53.4)	(20.8)	7.4
Prior years	1.0	29.0	8.7
	(52.4)	8.2	16.1
Tax charge	155.7	232.9	204.3

The tax charge for the year can be reconciled to profit before taxation in the consolidated income statement as follows:

	2009 £m	2008 £m	2007 £m
Profit before taxation	662.6	746.8	719.4
Tax at the corporation tax rate of 25%[3] (2008: UK 28.5%, 2007: UK 30%)	165.7	212.8	215.8
Tax effect of share of results of associates	(14.3)	(13.4)	(12.4)
Tax effect of items that are not (taxable)/deductible	(63.7)	(11.7)	34.7
Tax effect of utilisation or recognition of tax losses not previously recognised	(10.1)	(6.5)	(29.6)
Effect of different tax rates of subsidiaries operating in other jurisdictions	23.7	3.5	26.7
Losses carried forward and temporary differences not recognised	55.1	12.2	12.5
Prior period adjustments	(0.7)	36.0	(43.4)
Tax charge	155.7	232.9	204.3
Effective tax rate on profit before tax	23.5%	31.2%	28.4%
Effective tax rate on headline PBT[1,2]	23.8%	25.3%	25.3%

Notes

[1]	Headline PBT and the effective tax rate on headline PBT are defined in note 31.

[2]	Excluding the net deferred tax credit in relation to the amortisation of acquired intangible assets and other goodwill items.

[3]

In November 2008, WPP introduced a new holding company that is tax resident in the Republic of Ireland. As a result, the tax reconciliation for the year ended 31 December 2009 has been prepared using the Irish non-trading corporation tax rate of 25%, which is the rate applicable to WPP plc. In prior reporting periods the reconciliation was prepared using the prevailing U K corporation tax rates (2008: 28.5%, 2007: 30%).

8. Ordinary dividends

Amounts recognised as distributions to equity holders in the year:

	2009	2008	2007	2009	2008	2007
Per share	Pence per share			£m	£m	£m
2008 Second interim dividend paid	10.28p	9.13p	7.61p	126.1	103.1	89.1
2009 First interim dividend paid	5.19p	5.19p	4.32p	63.7	58.7	49.8
	15.47p	14.32p	11.93p	189.8	161.8	138.9

	2009	2008	2007	2009	2008	2007
Per ADR[1]	Cents per ADR			$m	$m	$m
2008 Second interim dividend paid	95.2¢	91.4¢	70.1¢	233.6	206.4	164.2
2009 First interim dividend paid	40.7¢	48.1¢	43.2¢	99.8	108.7	99.7
	135.9¢	139.5¢	113.3¢	333.4	315.1	263.9

Second interim dividend for the year ended 31 December 2009:
				2009	2008	2007
Per share				Pence per share
2009 Second interim dividend				10.28p	10.28p	9.13p

				2009	2008	2007
Per ADR[1]				Cents per ADR
2009 Second interim dividend				80.53¢	95.24¢	91.4¢

Note

[1]

These figures have been translated for convenience purposes only, using the approximate average rate for the year shown on page 152. This conversion should not be construed as a representation that the pound sterling amounts actually represent, or could be converted into, US dollars at the rates indicated.

The payment of dividends will not have any tax consequences for the Group.

9. Earnings per share

Basic EPS

The calculation of basic reported and headline EPS is as follows:

	2009	2008	2007
Reported earnings[1] (£m)	437.7	439.1	465.9
Headline earnings (£m) (note 31)	550.0	648.3	561.0
Average shares used in Basic EPS calculation (m)	1,218.7	1,143.4	1,176.9
Reported EPS	35.9p	38.4p	39.6p
Headline EPS	45.1p	56.7p	47.7p

Note

[1]	Reported earnings is equivalent to profit for the year attributable to equity holders of the parent.

Diluted EPS

The calculation of diluted reported and headline EPS is set out below:

	2009	2008	2007
Diluted reported earnings (£m)	437.7	439.9	466.8
Diluted headline earnings (£m)	550.0	649.1	561.9
Average shares used in diluted EPS calculation (m)	1,238.2	1,169.6	1,227.1
Diluted reported EPS	35.3p	37.6p	38.0p
Diluted headline EPS	44.4p	55.5p	45.8p

Diluted EPS has been calculated based on the diluted reported and diluted headline earnings amounts above. On 19 May 2009 the Group issued £450 million 5.75% convertible bonds due May 2014. For the year ended 31 December 2009 these convertible bonds were accretive to earnings and therefore excluded from calculation of diluted earnings. For the years ended 31 December 2008 and 31 December 2007, the $150 million 5% Grey convertible bonds were dilutive and earnings were consequently increased by £0.8 million and £0.9 million respectively for the purpose of this calculation; these bonds were redeemed on 28 October 2008. For the year ended 31 December 2007, the £450 million 2% convertible bonds were accretive to earnings and therefore excluded from the calculation of dilutive earnings; these bonds were redeemed on their due date of 11 April 2007. In addition, at 31 December 2009, options to purchase 33.2 million ordinary shares 8: 28.0 million, 2007: 16.4 million) were outstanding, but were excluded from the computation of diluted earnings per share because the exercise prices of these options were greater than the average market price of the Group’s shares and, therefore, their inclusion would have been accretive.

A reconciliation between the shares used in calculating basic and diluted EPS is as follows:

	2009 m	2008 m	2007 m
Average shares used in basic EPS calculation	1,218.7	1,143.4	1,176.9
Dilutive share options outstanding	2.1	2.9	16.6
Other potentially issuable shares	17.4	16.0	24.7
$150 million Grey convertible bonds	–	7.3	8.9
Shares used in diluted EPS calculation	1,238.2	1,169.6	1,227.1

At 31 December 2009 there were 1,256,491,314 ordinary shares in issue.

10. Sources of finance

The following table summarises the equity and debt financing of the Group, and changes during the year:

	Shares		Debt
	2009 £m	2008 £m	2009 £m	2008 £m
Analysis of changes in financing
Beginning of year	134.1	223.1	4,385.7	2,348.0
Shares issued in respect of acquisitions	–	267.7	–	–
Other ordinary shares issued	4.1	8.5	–	–
Reclassification due to changes in corporate structure[1]	–	(362.5)	–	–
Share cancellations	–	(1.9)	–	–
Share issue costs paid	–	(0.8)	–	–
Net (decrease)/increase in drawings on bank loans, corporate bonds and convertible bonds	–	–	(426.3)	810.4
Debt acquired	–	–	–	577.8
Net amortisation of financing costs included in net debt	–	–	(32.8)	(0.6)
Other movements	–	–	(21.1)	81.1
Exchange adjustments	–	–	(319.1)	569.0
End of year	138.2	134.1	3,586.4	4,385.7

Note

[1]	Further details on the changes to corporate structure are given in note 26.

The above table excludes bank overdrafts which fall within cash and cash equivalents for the purposes of the consolidated cash flow statement.

160	WPP ANNUAL REPORT 2009

Our 2009 financial statements Notes to the consolidated financial statements

Shares

At 31 December 2009, the Company’s share base was entirely composed of ordinary equity share capital and share premium of £138.2 million (2008: £134.1 million), further details of which are disclosed in note 26.

Debt

US$ bonds In June 2009, the Group issued $600 million of 8% bonds due September 2014. The Group also has in issue $650 million of 5.875% bonds due June 2014.

Eurobonds The Group has in issue 1600 million of 4.375% bonds due December 2013, 1500 million of 5.25% bonds due January 2015 and €750 million of 6.625% bonds due May 2016.

Sterling bonds The Group has in issue £400 million of 6% bonds due April 2017 and £200 million of 6.375% bonds due November 2020.

Revolving Credit Facilities The Group has a $1.6 billion seven-year Revolving Credit Facility due August 2012 and a £400 million amortising R evolving Credit Facility maturing in July 2011. The Group’s borrowing under these facilities, which are drawn down predominantly in US dollars, euros, Canadian dollars and pounds sterling, averaged $2,105 million in 2009. The Group had available undrawn committed credit facilities of £1,335 million at December 2009 (2008: £1,074 million).

Borrowings under the Revolving Credit Facilities are governed by certain financial covenants based on the results and financial position of the Group.

US Commercial Paper Program

The Group has a $1.4 billion US Commercial Paper Program using the $1.6 billion Revolving Credit Facility as a backstop. The Group’s borrowings under this program are notes issued in US dollars and swapped into other currencies as required. The average commercial paper outstanding during the year was $0.8 million. There was no US Commercial Paper outstanding at 31 December 2009.

Convertible bonds

In April 2009, the Group issued £450 million of 5.75% convertible bonds due May 2014. At the option of the holder, the bonds are convertible into 75,000,000 WPP ordinary shares at an initial share price of £6 per share.

The convertible bonds have a nominal value of £450 million at 31 December 2009. In accordance with IAS 39, these bonds have been split between a liability component and an equity component by initially valuing the liability component at fair value based on the present value of future cash flows and then holding it at amortised cost. This fair value has been calculated assuming redemption in May 2014 and using a discount rate of 8.25%, based on the estimated rate of interest that would have applied to a comparable bond issued at that time without the convertible option. The equity component represents the fair value, on initial recognition, of the embedded option to convert the liability into equity of the Group.

The liability element is £402.3 million and the equity component is £44.5 million as at 31 December 2009.

The Group estimates that the fair value of the liability component of the convertible bonds at 31 December 2009 to be approximately £416.3 million. This fair value has been calculated by discounting the future cash flows at the market rate.

The following table is an analysis of future anticipated cash flows in relation to the Group’s debt, on an undiscounted basis which, therefore, differs from the fair value and carrying value:

	2009 £m	2008 £m
Within one year	(210.0)	(569.7)
Between one and two years	(210.0)	(1,073.9)
Between two and three years	(228.1)	(369.1)
Between three and four years	(797.7)	(216.6)
Between four and five years	(1,396.6)	(735.4)
Over five years	(1,928.4)	(2,567.5)
Debt financing under the Revolving Credit Facility and in relation to unsecured loan notes	(4,770.8)	(5,532.2)
Short-term overdrafts – within one year	(720.7)	(1,254.4)
Future anticipated cash flows	(5,491.5)	(6,786.6)
Effect of discounting/financing rates	1,184.4	1,146.5
Debt financing	(4,307.1)	(5,640.1)
Cash and short-term deposits	1,666.7	2,572.5
Net debt	(2,640.4)	(3,067.6)

Analysis of fixed and floating rate debt by currency including the effect of interest rate and cross-currency swaps:

2009 Currency		£m	Fixed rate[1]	Floating basis	Period (months)[1]
$	– fixed	1,106.1	6.54%	n/a	56
	– floating	459.0	n/a	LIBOR	n/a
£	– fixed	550.0	6.07%	n/a	95
	– floating	200.0	n/a	LIBOR	n/a
€	– fixed	754.3	6.50%	n/a	75
	– floating	375.9	n/a	EURIBOR	n/a
¥	– fixed	59.8	2.07%	n/a	48
$C2	– floating	56.2	n/a	LIBOR	n/a
Other		25.1	n/a	LIBOR	n/a
		3,586.4

2008 Currency		£m	Fixed rate[1]	Floating basis	Period (months)[1]
$	– fixed	578.0	5.79%	n/a	56
	– floating	1,521.7	n/a	LIBOR	n/a
£	– fixed	400.0	5.69%	n/a	88
	– floating	376.7	n/a	LIBOR	n/a
€	– fixed	742.0	6.80%	n/a	58
	– floating	603.9	n/a	EURIBOR	n/a
¥	– fixed	68.0	2.07%	n/a	5
$C2	– floating	53.6	n/a	LIBOR	n/a
Other		41.8	n/a	LIBOR	n/a
		4,385.7

 Notes

[1]

Weighted average. These rates do not include the effect of gains on interest rate swap terminations that are written to income over the life of the original instrument. At 31 December 2009 the amount still to be written to income was £2.2 million (2008: £2.7 million) in respect of US dollar swap terminations, to be written to income evenly until June 2014.

[2]	Represents Canadian dollars.

The following table is an analysis of future anticipated cash flows in relation to the Group’s financial derivatives, which include interest rate swaps, cash flow hedges and other foreign exchange swaps:

2009	Financial liabilities		Financial assets
	Payable £m	Receivable £m	Payable £m	Receivable £m
Within one year	284.5	272.8	170.5	218.7
Between one and two years	38.1	31.8	78.4	111.7
Between two and three years	45.4	39.0	107.5	128.9
Between three and four years	325.9	249.7	796.3	881.8
Between four and five years	336.7	242.4	841.0	909.3
Over five years	489.3	384.4	803.8	925.5
	1,519.9	1,220.1	2,797.5	3,175.9

2008	Financial liabilities		Financial assets
	Payable £m	Receivable £m	Payable £m	Receivable £m
Within one year	828.2	814.2	483.0	613.9
Between one and two years	62.5	58.8	93.3	131.1
Between two and three years	69.6	66.1	66.5	93.2
Between three and four years	73.3	69.2	92.3	114.2
Between four and five years	425.0	478.4	817.9	903.3
Over five years	1,401.4	1,186.6	1,107.3	1,152.5
	2,860.0	2,673.3	2,660.3	3,008.2

Included in these amounts are anticipated cash flows in relation to cash flow hedges.

WPP ANNUAL REPORT 2009	161

Our 2009 financial statements Notes to the consolidated financial statements

11. Analysis of cash flows

The following tables analyse the items included within the main cash flow headings on page 154.

Net cash from operating activities:

	2009 £m	2008 £m	2007 £m

Profit for the year	506.9	513.9	515.1
Taxation	155.7	232.9	204.3
Revaluation of financial instruments	(48.9)	25.4	16.0
Finance costs	355.4	319.4	250.1
Finance income	(150.4)	(169.6)	(139.4)
Share of results of associates	(57.0)	(46.0)	(41.4)
Operating profit	761.7	876.0	804.7
Adjustments for:
Non-cash share-based incentive plans (including share options)	54.9	62.3	62.4
Depreciation of property, plant and equipment	195.3	149.6	126.3
Impairment of goodwill	44.3	84.1	44.1
Goodwill write-down relating to utilisation of pre-acquisition tax losses	–	1.5	1.7
Amortisation and impairment of acquired intangible assets	172.6	78.4	40.3
Amortisation of other intangible assets	30.5	23.4	18.1
Investment write-downs	11.1	30.5	–
Gains on disposal of investments	(31.1)	(3.4)	(3.4)
Losses on sale of property, plant and equipment	0.4	1.9	1.0
Operating cash flow before movements in working capital and provisions	1,239.7	1,304.3	1,095.2
Decrease in inventories and work in progress	12.4	65.6	29.4
(Increase)/decrease in receivables	(90.0)	492.6	(886.7)
(Decrease)/increase in payables – short term	(51.3)	(628.9)	897.6
Increase/(decrease) in payables – long term	25.5	(23.1)	7.6
Increase/(decrease) in provisions	1.3	(15.5)	(22.5)
Cash generated by operations	1,137.6	1,195.0	1,120.6
Corporation and overseas tax paid	(216.6)	(182.5)	(151.0)
Interest and similar charges paid	(248.7)	(269.2)	(212.0)
Interest received	99.6	133.0	102.6
Investment income	1.4	1.8	3.1
Dividends from associates	45.5	44.6	28.0
Net cash inflow from operating activities	818.8	922.7	891.3

Acquisitions and disposals:
	2009 £m	2008 £m	2007 £m

Initial cash consideration	(61.8)	(891.9)	(520.4)
Cash and cash equivalents acquired (net)	1.3	(6.1)	60.5
Earnout payments	(81.5)	(67.8)	(93.9)
Loan note redemptions	–	(2.6)	(2.1)
Purchase of other investments (including associates)	(53.3)	(91.7)	(128.0)
Proceeds on disposal of investments	50.5	11.0	9.1
Net cash outflow	(144.8)	(1,049.1)	(674.8)

Share repurchases and buy-backs:
	2009 £m	2008 £m	2007 £m

Share cancellations (excluding brokerage fees)	–	(112.2)	(402.7)
Shares purchased into treasury	(9.5)	–	(12.7)
Proceeds on disposal of treasury shares	–	6.9	–
Net cash outflow	(9.5)	(105.3)	(415.4)

Net (decrease)/increase in borrowings:
	2009 £m	2008 £m	2007 £m

(Decrease)/increase in drawings on bank loans	(1,068.0)	1,273.3	–
Proceeds from issue of £450 million convertible bonds	450.0	–	–
Proceeds from issue of $600 million bonds	367.4	–	–
Repayment of TNS debt	(175.7)	(395.7)	–
Repayment of €650 million bonds	–	(515.1)	–
Repayment of $100 million bonds	–	(50.5)	–
Repayment of $150 million convertible debt	–	(96.2)	–
Proceeds from issue of €750 million bonds	–	594.6	–
Repayment of £450 million bonds	–	–	(450.0)
Proceeds from issue of £400 million bonds	–	–	400.0
Proceeds from issue of £200 million bonds	–	–	200.0
Proceeds from issue of €500 million bonds	–	–	348.9
Net cash (outflow)/inflow	(426.3)	810.4	498.9

Cash and cash equivalents:
	2009 £m	2008 £m	2007 £m

Cash at bank and in hand	1,570.5	2,485.9	1,957.4
Short-term bank deposits	96.2	86.6	82.8
Overdrafts[1]	(720.7)	(1,254.4)	(977.9)
Cash and cash equivalents at end of year	946.0	1,318.1	1,062.3

Note

[1]	Bank overdrafts are included in cash and cash equivalents because they form an integral part of the Group’s cash management.

The Group considers that the carrying amount of cash and cash equivalents approximates their fair value.

12. Intangible assets

Goodwill

The movements in 2009 and 2008 were as follows:

£m
Cost:
1 January 2008	6,487.2
Additions[1]	1,351.1
Exchange differences	1,802.3
31 December 2008	9,640.6
Additions[1]	21.1
Exchange differences	(414.9)
31 December 2009	9,246.8

Accumulated impairment losses and write-downs:
1 January 2008	415.5
Goodwill write-down relating to utilisation of pre -acquisition tax losses	1.5
Impairment losses for the year	79.7
Exchange differences	50.7
31 December 2008	547.4
Impairment losses for the year	21.6
Exchange differences	(19.7)
31 December 2009	549.3

Net book value:
31 December 2009	8,697.5
31 December 2008	9,093.2
1 January 2008	6,071.7

Note

[1]

Additions represent goodwill arising on the acquisition of subsidiary undertakings including the effect of any revisions to fair value adjustments that had been determined provisionally at the immediately preceding balance sheet date, as permitted by IFRS 3 Business Combinations. The effect of such revisions was not material in either year presented. Goodwill arising on the acquisition of associate undertakings is shown within interests in associates and joint ventures in note 14.

Cash-generating units with significant goodwill as at 31 December 2009 and 2008 are:

	2009 £m	2008 £m

GroupM	2,044.3	2,116.0
Kantar	1,738.6	1,698.2
Y&R Advertising	1,019.2	1,076.3
Wunderman	958.7	991.3
Burson-Marsteller	516.1	557.6
Other	2,420.6	2,653.8
Total goodwill	8,697.5	9,093.2

162	WPP ANNUAL REPORT 2009

Our 2009 financial statements Notes to the consolidated financial statements

Other goodwill represents goodwill on a large number of cash-generating units, none of which is individually significant in comparison to the total carrying value of goodwill.

The table of significant components of goodwill was changed in 2009 following the adoption of IFRS 8 Operating Segments and the corresponding amendment to IAS 36 Impairment of Assets, whereby a cash-generating unit or group of units can not be larger than an operating segment.

Other intangible assets

The movements in 2009 and 2008 were as follows:

	Brands with an indefinite useful life £m	Acquired intan- gibles £m	Other £m	Total £m
Cost:
1 January 2008	798.0	413.6	127.7	1,339.3
Additions	–	–	23.8	23.8
Disposals	–	–	(9.2)	(9.2)
New acquisitions	–	730.1	9.6	739.7
Other movements	–	–	2.2	2.2
Exchange differences	275.2	233.9	49.5	558.6
31 December 2008	1,073.2	1,377.6	203.6	2,654.4
Additions	–	–	33.5	33.5
Disposals	–	–	(8.1)	(8.1)
New acquisitions	–	6.6	–	6.6
Other movements	–	1.2	4.5	5.7
Exchange differences	(60.0)	(88.4)	(21.7)	(170.1)
31 December 2009	1,013.2	1,297.0	211.8	2,522.0

Amortisation and impairment:
1 January 2008	–	101.4	83.3	184.7
Charge for the year	–	78.4	23.4	101.8
Disposals	–	–	(8.1)	(8.1)
Other movements	–	(0.9)	2.8	1.9
Exchange differences	–	42.8	35.5	78.3
31 December 2008	–	221.7	136.9	358.6
Charge for the year	–	172.6	30.5	203.1
Disposals	–	–	(8.1)	(8.1)
Other movements	–	(2.0)	(3.1)	(5.1)
Exchange differences	–	(14.8)	(12.4)	(27.2)
31 December 2009	–	377.5	143.8	521.3

Net book value:
31 December 2009	1,013.2	919.5	68.0	2,000.7
31 December 2008	1,073.2	1,155.9	66.7	2,295.8
1 January 2008	798.0	312.2	44.4	1,154.6

Brands with an indefinite life are carried at historical cost in accordance with the Group’s accounting policy for intangible assets. he carrying values of the separately identifiable brands are not individually significant in comparison with the total carrying value of brands with an indefinite useful life.

Acquired intangible assets include customer-related intangibles with a net book value at 31 December 2009 of £403.5 million (2008: £524.3 million), brand names of £377.5 million (2008: £440.3 million) and other assets (including proprietary tools) of £138.5m (2008: £191.3 million).

In accordance with the Group’s accounting policy, the carrying values of goodwill and intangible assets with indefinite useful lives are reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.

The carrying values of brands with an indefinite useful life are assessed for impairment purposes by using the royalty and loyalty methods of valuation, both of which utilise the net present value of future cash flows associated with the brands.

The 2009 goodwill impairment review was initially undertaken as at 30 June 2009 and then updated as at 31 December 2009. The review assessed whether the carrying value of goodwill was supported by the net present value of future cash flows, using a pre-tax discount rate of 10.27% and management forecasts for a projection period of up to five years, followed by an assumed annual long-term growth rate of 3.0% and no assumed improvement in operating margin. Management have made the judgement that this long-term growth rate does not exceed the long-term average growth rate for the industry.

Y&R Advertising is the only cash-generating unit with significant goodwill where a reasonably possible change in assumptions could lead to an impairment. The methodology above indicated an amount of £351.0 million as the excess of recoverable amount over carrying value at 31 December 2009. For an impairment charge to arise, the actual cumulative annual growth in Y&R Advertising cash flows over the next five years would have to be less than half the level assumed in the management forecasts over that period.

Goodwill impairment charges of £44.3 million and £84.1 million were recorded in the years ended 31 December 2009 and 2008 respectively. The impairment charges relate to certain under-performing businesses in the Group. In certain markets, the impact of current local economic conditions and trading circumstances on these businesses was sufficiently severe to indicate impairment to the carrying value of goodwill. For the year ended 31 December 2009, no impairment charge (2008: £8.4 million) was recorded in relation to acquired intangible assets.

Under IFRS, an impairment charge is required for both goodwill and other indefinite-lived assets when the carrying amount exceeds the ‘recoverable amount’, defined as the higher of fair value less costs to sell and value in use. Our approach in determining the recoverable amount utilises a discounted cash flow methodology, which necessarily involves making numerous estimates and assumptions regarding revenue growth, operating margins, appropriate discount rates and working capital requirements. These estimates will likely differ from future actual results of operations and cash flows, and it is possible that these differences could be material. In addition, judgements are applied in determining the level of cash-generating unit we identify for impairment testing and the criteria we use to determine which assets should be aggregated. A difference in testing levels could affect whether an impairment is recorded and the extent of impairment loss. Changes in our business activities or structure may also result in changes to the level of testing in future periods. Further, future events could cause the Group to conclude that impairment indicators exist and that the asset values associated with a given operation have become impaired. Any resulting impairment loss could have a material impact on the Group’s financial condition and results of operations.

With the adoption of IFRS 8 Operating Segments on 1 January 2009 and the corresponding amendment to IAS 36 Impairment of Assets, management reviewed the level at which goodwill and indefinite lived intangible assets were tested for impairment and in certain instances lowered the testing level to comply with the new definition of an operating segment. No impairment charge resulted from this change.

Historically our impairment losses have resulted from a specific event, condition or circumstance in one of our companies, such as the loss of a significant client. As a result, changes in the assumptions used in our impairment model have not had a significant effect on the impairment charges recognised. The carrying value of goodwill and other intangible assets will continue to be reviewed at least annually for impairment and adjusted to the recoverable amount if required.

13. Property, plant and equipment

The movements in 2009 and 2008 were as follows:

	Land £m	Freehold buildings £m	Lease- hold buildings £m	Fixtures, fittings and equip- ment £m	Com- puter equip- ment £m	Total £m
Cost:
1 January 2008	8.8	36.5	391.4	242.4	398.9	1,078.0
Additions	–	11.4	62.4	42.6	80.4	196.8
New acquisitions	3.9	25.9	9.9	30.7	26.2	96.6
Disposals	(0.3)	(0.3)	(31.1)	(34.5)	(65.4)	(131.6)
Exchange adjustments	–	9.6	123.7	103.9	139.0	376.2
31 December 2008	12.4	83.1	556.3	385.1	579.1	1,616.0
Additions	–	1.3	151.5	38.3	56.5	247.6
New acquisitions	–	–	0.3	0.8	1.5	2.6
Disposals	–	(0.9)	(28.1)	(31.2)	(63.2)	(123.4)
Exchange adjustments	–	(10.3)	(60.9)	(30.4)	(38.5)	(140.1)
31 December 2009	12.4	73.2	619.1	362.6	535.4	1,602.7

Depreciation:
1 January 2008	–	17.7	174.7	147.8	288.2	628.4
Charge for the year	–	2.0	25.7	32.9	89.0	149.6
Disposals	–	(0.2)	(25.9)	(30.6)	(61.5)	(118.2)
Exchange adjustments	–	7.8	91.3	68.7	97.7	265.5
31 December 2008	–	27.3	265.8	218.8	413.4	925.3
Charge for the year	–	2.4	60.1	46.0	86.8	195.3
Disposals	–	(0.3)	(26.6)	(28.8)	(58.8)	(114.5)
Exchange adjustments	–	(3.6)	(21.3)	(21.7)	(37.3)	(83.9)
31 December 2009	–	25.8	278.0	214.3	404.1	922.2

Net book value:
31 December 2009	12.4	47.4	341.1	148.3	131.3	680.5
31 December 2008	12.4	55.8	290.5	166.3	165.7	690.7
1 January 2008	8.8	18.8	216.7	94.6	110.7	449.6

At the end of the year, capital commitments contracted, but not provided for in respect of property, plant and equipment were £17.8 million (2008: £154.9 million). In 2008 there were a number of significant property development projects in North America that were completed in 2009.

WPP ANNUAL REPORT 2009	163

Our 2009 financial statements Notes to the consolidated financial statements

14. Interests in associates, joint ventures and other investments

The movements in 2009 and 2008 were as follows:

	Net assets of associates and joint ventures £m	Goodwill and other intangibles of associates and joint ventures £m	Total associates and joint ventures £m	Other invest- ments £m
1 January 2008	235.5	304.6	540.1	268.6
Additions	42.1	–	42.1	50.0
Goodwill arising on acquisition of new associates	–	52.8	52.8	–
Share of results of associate undertakings (note 4)	46.0	–	46.0	–
Dividends and other movements	(36.2)	10.1	(26.1)	–
Exchange adjustments	76.5	76.8	153.3	73.9
Disposals	(18.5)	(63.7)	(82.2)	(1.1)
Reclassification from associates to other investments	(0.1)	–	(0.1)	0.1
Reclassification to subsidiaries	(3.7)	(0.3)	(4.0)	–
Revaluation of other investments	–	–	–	(51.3)
Goodwill impairment	–	(4.4)	(4.4)	–
Amortisation of other intangible assets	–	(2.0)	(2.0)	–
Write-downs	(1.2)	–	(1.2)	(29.3)
31 December 2008	340.4	373.9	714.3	310.9
Additions	17.9	–	17.9	52.4
Goodwill arising on acquisition of new associates	–	26.5	26.5	–
Share of results of associate undertakings (note 4)	57.0	–	57.0	–
Dividends and other movements	(56.1)	29.8	(26.3)	1.0
Exchange adjustments	(19.8)	(9.2)	(29.0)	(27.2)
Disposals	(0.7)	(0.2)	(0.9)	(17.9)
Reclassification to subsidiaries	(1.6)	(3.9)	(5.5)	–
Revaluation of other investments	–	–	–	(13.5)
Goodwill impairment	–	(22.7)	(22.7)	–
Amortisation of other intangible assets	–	(2.0)	(2.0)	–
Write-downs	–	–	–	(11.1)
31 December 2009	337.1	392.2	729.3	294.6

The investments included above as ‘other investments’ represent investments in equity securities that present the Group with opportunity for return through dividend income and trading gains. They have no fixed maturity or coupon rate. The fair values of the listed securities are based on quoted market prices. For unlisted securities, where market value is not available, the Group has estimated relevant fair values on the basis of publicly available information from outside sources or on the basis of discounted cash flow models where appropriate.

The carrying values of the Group’s associates and joint ventures are reviewed for impairment in accordance with the Group’s accounting policies.

The Group’s principal associates and joint ventures at 31 December 2009 included:

	% owned	Country of incorporation
Asatsu-DK	24.3	Japan
CHI & Partners L imited	49.9	UK
Chime Communications PLC	16.4	UK
Dentsu, Young & Rubicam Inc.	49.0	Japan
GIIR, Inc	20.0	Korea
High Co S.A.	34.1	France
Ibope Latinoamericana SA	44.2	Brazil
Kinetic Worldwide Limited	50.0	UK
Ooh! Media Group L imited	32.1	Australia
Singleton, Ogilvy & Mather (Holdings) Pty Limited	33.3	Australia
STW Communications Group Limited	20.6	Australia
The Jupiter Drawing Room Pty Limited	49.0	South Africa
The Grass Roots Group PLC	44.8	UK

The market value of the Group’s shares in its principal listed associate undertakings at 31 December 2009 was as follows: Asatsu-DK: £125.6 million, Chime Communications PLC: £24.3 million, High Co S.A.: £23.8 million, GIIR, Inc: £21.2 million, STW Communications Group Limited: £31.3 million and Ooh! Media Group Limited: £6.6 million (2008: Asatsu-DK: £155.9 million, Chime Communications PLC: £5.8 million, High Co S.A.: £18.5 million, GIIR, Inc.: £18.1 million, STW Communications Group Limited: £13.2 million and Ooh! Media Group Limited: £5.2 million).

The carrying value (including goodwill and other intangibles) of these equity interests in the Group’s balance sheet at 31 December 2009 was as follows: Asatsu-DK: £189.9 million, Chime Communications PLC: £22.0 million, High Co S.A.: £29.9 million, GIIR, Inc: £14.3 million, STW Communications Group Limited: £57.6 million and Ooh! Media Group Limited: £14.4 million (2008: Asatsu-DK: £242.8 million, Chime Communications PLC: £19.0 million, High Co S.A.: £31.9 million, GIIR, Inc: £14.4 million, STW Communications Group Limited: £37.3 million and Ooh! Media Group Limited: £11.6 million).

Where the market value of the Group’s listed associates is less than the carrying value, an impairment review is performed utilising the discounted cash flow methodology discussed in note 12.

The Group’s investments in its principal associate undertakings are represented by ordinary shares.

Summarised financial information

The following tables present a summary of the aggregate financial performance and net asset position of the Group’s associate undertakings and joint ventures. These have been estimated and converted, where appropriate, to an IFRS presentation based on information provided by the relevant companies at 31 December 2009.

	2009 £m	2008 £m	2007 £m
Income statement
Revenue	1,968.9	1,588.3	1,171.5
Operating profit	219.2	221.3	181.0
Profit before taxation	237.0	221.3	204.7
Profit for the year	166.0	147.6	136.9
		2009 £m	2008 £m
Balance sheet
Assets		3,929.4	3,985.1
Liabilities		(2,236.3)	(2,386.8)
Net assets		1,693.1	1,598.3

The application of equity accounting is ordinarily discontinued when the investment is reduced to zero and additional losses are not provided for unless the investor has guaranteed obligations of the investee or is otherwise committed to provide further financial support for the investee.

At the end of the year, capital commitments contracted, but not provided for in respect of interests in associates and other investments were £22.3 million (2008: £32.4 million).

15. Deferred tax

The Group’s deferred tax assets and liabilities are measured at the end of each period in accordance with IAS 12. The recognition of deferred tax assets is determined by reference to the Group’s estimate of recoverability, using models where appropriate to forecast future taxable profits.

Deferred tax assets are recognised in relation to an element of the Group’s defined benefit pension provisions. Assets have only been recognised for territories where the Group considers that it is probable there would be sufficient taxable profits for the future deductions to be utilised.

Based on available evidence, both positive and negative, we determine whether it is probable that all or a portion of the deferred tax assets will be realised. T he main factors that we consider include:

– the future earnings potential determined through the use of internal forecasts;

– the cumulative losses in recent years;

– the various jurisdictions in which the potential deferred tax assets arise;

– the history of losses carried forward and other tax assets expiring;

– the timing of future reversal of taxable temporary differences;

– the expiry period associated with the deferred tax assets; and

– the nature of the income that can be used to realise the deferred tax asset.

If it is probable that some portion of these assets will not be realised, then no asset is recognised in relation to that portion.

If market conditions improve and future results of operations exceed our current expectations, our existing recognised deferred tax assets may be adjusted, resulting in future tax benefits. Alternatively, if market conditions deteriorate further or future results of operations are less than expected, future assessments may result in a determination that some or all of the deferred tax assets are not realisable. As a result, all or a portion of the deferred tax assets may need to be reversed.

164	WPP ANNUAL REPORT 2009

Our 2009 financial statements Notes to the consolidated financial statements

Certain deferred tax assets and liabilities have been offset as they relate to the same tax group. The following is the analysis of the deferred tax balances for financial reporting purposes:

	Gross £m	Offset £m	As reported £m
2009
Deferred tax assets	75.6	(8.1)	67.5
Deferred tax liabilities	(817.7)	8.1	(809.6)
	(742.1)	–	(742.1)
2008
Deferred tax assets	68.7	(3.1)	65.6
Deferred tax liabilities	(920.2)	3.1	(917.1)
	(851.5)	–	(851.5)

The following are the major gross deferred tax assets recognised by the Group and movements thereon in 2009 and 2008:

	Tax losses £m	Retirement benefit obligations £m	Deffered comp- ensation £m	Other short-term temporary differences £m	Total £m
1 January 2008	36.2	13.4	42.9	17.1	109.6
New acquisitions	–	1.6	–	13.1	14.7
(Charge)/credit to income	(27.1)	–	(26.6)	1.2	(52.5)
Credit/(charge) to equity	–	0.7	(9.0)	–	(8.3)
Exchange adjustments	–	0.3	4.9	–	5.2
31 December 2008	9.1	16.0	12.2	31.4	68.7
(Charge)/credit to income	(1.3)	–	(5.3)	17.9	11.3
Charge to equity	–	(4.4)	–	–	(4.4)
Exchange adjustments	0.4	0.8	0.4	(1.6)	–
31 December 2009	8.2	12.4	7.3	47.7	75.6

Other short-term temporary differences comprise a number of items, none of which is individually significant to the Group’s balance sheet. At 31 December 2009 £32.9 million (2008: £22.3 million) of this balance related to temporary differences in relation to accounting provisions.

The Group incurred losses in certain jurisdictions in the current year and has recognised deferred tax assets of £9.0 million in these jurisdictions.

In addition the Group has recognised the following gross deferred tax liabilities and movements thereon in 2009 and 2008:

	Brands and other intangibles £m	Associate earnings Goodwill	Goodwill £m	Other short-term temporary differences £m	Other Total £m
1 January 2008	442.4	18.5	32.5	24.2	517.6
New acquisitions	214.3	–	20.7	13.9	248.9
(Credit)/charge to income	(25.5)	0.8	14.6	(34.2)	(44.3)
Exchange adjustments	180.0	1.8	14.1	2.1	198.0
31 December 2008	811.2	21.1	81.9	6.0	920.2
New acquisitions	2.8	–	–	–	2.8
Prior year acquisitions[1]	1.6	–	(20.7)	(1.4)	(20.5)
(Credit)/charge to income	(55.9)	0.1	18.6	(3.9)	(41.1)
Charge to equity	–	–	–	9.8	9.8
Exchange adjustments	(47.8)	(1.0)	(5.0)	0.3	(53.5)
31 December 2009	711.9	20.2	74.8	10.8	817.7

Note

1 Adjustments made in the year ended 31 December 2009 in relation to deferred tax liabilities that had been provisionally estimated in the year ended 31 December 2008 for acquisitions completed in that year.

At the balance sheet date, the Group has gross tax losses and other temporary differences of £4,888.3 million (2008: £4,002.8 million) available for offset against future profits. Deferred tax assets have been recognised in respect of the tax benefit of £220.2 million (2008: £206.2 million) of such tax losses and other temporary differences. No deferred tax asset has been recognised in respect of the remaining £4,668.1 million (2008: £3,796.6 million) of losses and other temporary differences as the Group considers that there will not be enough taxable profits in the entities concerned such that any additional asset could be considered recoverable. Included in the total unrecognised temporary differences are losses of £118.2 million that will expire by 2019, £207.6 million that will expire by 2021, £227.5 million that will expire by 2023 and an additional £52.7 million that will expire by 2029.£3,093.6 million of losses may be carried forward indefinitely.

At the balance sheet date, the aggregate amount of the temporary differences in relation to the investment in subsidiaries for which deferred tax liabilities have not been recognised was £18,570.0 million (2008: £18,173.0 million). No liability has been recognised in respect of these differences because the Group is in a position to control the timing of the reversal of the temporary differences and the Group considers that it is probable that such differences will not reverse in the foreseeable future.

16. Inventory and work in progress

The following are included in the net book value of inventory and work in progress:

	2009 £m	2008 £m
Work in progress	304.1	341.0
Inventory	2.6	2.9
	306.7	343.9

17. Trade and other receivables

The following are included in trade and other receivables:

Amounts falling due within one year:

	2009 £m	2008 £m
Trade receivables	5,301.1	5,934.5
VAT and sales taxes recoverable	81.6	87.7
Prepayments and accrued income	1,427.7	1,382.6
Other debtors	738.5	733.3
	7,548.9	8,138.1

The ageing of our trade receivables and other financial assets is as follows:

			Past due but not impaired
	Carrying amount at 31 December 2009 £m	Neither past due nor impaired £m	0-30 days £m	31-90 days £m	91-180 days £m	181 days- 1 year £m	Greater than 1 year £m
Trade receivables	5,301.1	3,279.1	1,475.5	413.8	114.1	8.4	10.2
Other financial assets	781.8	529.7	133.1	26.8	25.4	21.9	44.9
	6,082.9	3,808.8	1,608.6	440.6	139.5	30.3	55.1

			Past due but not impaired
	Carrying amount at 31 December 2008 £m	Neither past due nor impaired £m	0-30 days £m	31-90 days £m	91-180 days £m	181 days- 1 year £m	Greater than 1 year £m
Trade receivables	5,934.5	3,618.5	1,507.8	603.5	146.6	38.2	19.9
Other financial assets	739.6	481.8	136.4	41.5	21.1	23.7	35.1
	6,674.1	4,100.3	1,644.2	645.0	167.7	61.9	55.0

Other financial assets are included in other debtors.

Past due amounts are not impaired where collection is considered likely.

Amounts falling due after more than one year:

	2009 £m	2008 £m
Prepayments and accrued income	5.8	7.3
Other debtors	97.5	72.3
Fair value of derivatives	182.8	105.6
	286.1	185.2

Movements on bad debt provisions were as follows:

	2009 £m	2008 £m
Balance at beginning of year	124.4	69.9
New acquisitions	0.7	19.7
Charged to operating costs	31.7	30.8
Exchange adjustments	(8.5)	21.3
Utilisations and other movements	(38.4)	(17.3)
Balance at end of year	109.9	124.4

The allowance for bad and doubtful debts is equivalent to 2.0% (2008: 2.1%) of gross trade accounts receivable.

The Group considers that the carrying amount of trade and other receivables approximates their fair value.

18. Trade and other payables: amounts falling due within one year

The following are included in trade and other payables falling due within one year:

	2009 £m	2008 £m
Trade payables	6,432.7	7,121.0
Other taxation and social security	377.3	382.7
Payments due to vendors (earnout agreements)	121.6	89.8
Liabilities in respect of put option agreements with vendors	108.3	67.5
Other creditors and accruals	1,823.2	1,958.4
Deferred income	910.9	788.3
	9,774.0	10,407.7

WPP ANNUAL REPORT 2009	165

Our 2009 financial statements Notes to the consolidated financial statements

The Group considers that the carrying amount of trade and other payables approximates their fair value.

19. Trade and other payables: amounts falling due after more than one year

The following are included in trade and other payables falling due after more than one year:

	2009 £m	2008 £m
Payments due to vendors (earnout agreements)	140.6	286.2
Liabilities in respect of put option agreements with vendors	59.9	54.6
Fair value of derivatives	82.9	86.2
Other creditors and accruals	139.9	126.9
	423.3	553.9

The Group considers that the carrying amount of trade and other payables approximates their fair value.

The following table sets out payments due to vendors, comprising deferred consideration and the directors’ best estimates of future earnout-related obligations:

	2009 £m	2008 £m
Within one year	121.6	89.8
Between one and two years	93.6	128.0
Between two and three years	39.5	97.2
Between three and four years	5.1	53.4
Between four and five years	2.4	7.6
Over five years	–	–
	262.2	376.0

20. Bank overdrafts, bonds and bank loans

Amounts falling due within one year:

	2009 £m	2008 £m
Bank overdrafts	720.7	1,254.4
Corporate bonds and bank loans	–	386.4
	720.7	1,640.8

The Group considers that the carrying amount of overdrafts and short-term borrowings approximates their fair value.

Amounts falling due after more than 1 year:

	2009 £m	2008 £m
Corporate bonds and bank loans	3,586.4	3,999.3

The Group estimates that the fair value of convertible and corporate bonds is £3,676.4 million at 31 December 2009 (2008: £3,630.0 million). The Group considers that the carrying amount of bank loans approximates their fair value.

The corporate bonds, convertible bonds, bank loans and overdrafts included within creditors fall due for repayment as follows:

	2009 £m	2008 £m
Within one year	720.7	1,640.8
Between one and two years	–	845.5
Between two and three years	75.7	200.5
Between three and four years	554.5	53.8
Between four and five years	1,219.3	586.7
Over five years	1,736.9	2,312.8
	4,307.1	5,640.1

21. Provisions for liabilities and charges

The movements in 2009 and 2008 were as follows:

	Property £m	Other £m	Total £m
1 January 2008	58.7	58.1	116.8
Charged to the income statement	4.1	19.0	23.1
New acquisitions	10.8	9.8	20.6
Utilised	(8.5)	(20.0)	(28.5)
Released to the income statement	(7.4)	(3.0)	(10.4)
Transfers	3.4	(18.7)	(15.3)
Exchange adjustments	5.5	24.1	29.6
31 December 2008	66.6	69.3	135.9
Charged to the income statement	11.2	8.5	19.7
New acquisitions	0.1	–	0.1
Prior year acquisitions[1]	–	10.5	10.5
Utilised	(5.6)	(15.3)	(20.9)
Released to the income statement	(1.6)	(1.6)	(3.2)
Transfers	(1.9)	21.4	19.5
Exchange adjustments	(3.1)	(5.6)	(8.7)
31 December 2009	65.7	87.2	152.9

Note

1	Adjustments made in the year ended 31 December 2009 in relation to provisions for liabilities and charges that had been provisionally estimated in the year ended 31 December 2008 for acquisitions completed in that year.

Provisions comprise liabilities where there is uncertainty about the timing of settlement, but where a reliable estimate can be made of the amount. These include provisions for vacant space, sub-let losses and other property-related liabilities. Also included are other provisions, such as certain long-term employee benefits and legal claims, where the likelihood of settlement is considered probable.

The Company and various of its subsidiaries are, from time to time, parties to legal proceedings and claims which arise in the ordinary course of business. The directors do not anticipate that the outcome of these proceedings and claims will have a material adverse effect on the Group’s financial position or on the results of its operations.

22. Share-based payments

Charges for share-based incentive plans were as follows:

	2009 £m	2008 £m	2007 £m
Share-based payments	54.9	62.3	62.4

Share-based payments comprise charges for stock options and restricted stock awards to employees of the Group.

As of 31 December 2009, there was £79.3 million (2008: £84.0 million) of total unrecognised compensation cost related to the Group’s restricted stock plans. That cost is expected to be recognised over a period of one to two years.

Further information on stock options is provided in note 26.

Restricted stock plans

The Group operates a number of equity-settled share incentive schemes, in most cases satisfied by the delivery of stock from one of the Group’s E SOP Trusts. The most significant current schemes are as follows:

Renewed Leadership Equity Acquisition Plan (Renewed LEAP) and Leadership Equity Acquisition Plan III (LEAP III)

Under Renewed LEAP and LEAP III, the most senior executives of the Group, including certain executive directors, commit WPP shares (‘investment shares’) in order to have the opportunity to earn additional WPP shares (‘matching shares’). The number of matching shares which a participant can receive at the end of the fixed performance period of five years is dependent on the performance (based on the Total Share Owner Return (TSR)) of the Company over that period against a comparator group of other listed communications services companies. The maximum possible number of matching shares for each of the 2009, 2008, 2007, 2006 and 2005 grants is five shares for each investment share. The 2005 Renewed LEAP plan vested in March 2010 at a match of 2.5 shares for each investment share.

Performance Share Awards (PSA)

Grants of stock under PSA are dependent upon annual performance targets, typically based on one or more of: operating profit, profit before taxation and operating margin. Grants are made in the year following the year of performance measurement, and vest two years after grant date provided the individual concerned is continually employed by the Group throughout this time.

Leaders, Partners and High Potential Group

Stock option grants under the executive stock option plan were not significant in 2009, 2008 or 2007 as the Group made grants of restricted stock (to be satisfied by stock from one of the Group’s ESOP trusts) to participants instead. Performance conditions include continued employment over the three-year vesting period.

166	WPP ANNUAL REPORT 2009

Our 2009 financial statements Notes to the consolidated financial statements

Valuation methodology

For all of these schemes, the valuation methodology is based upon fair value on grant date, which is determined by the market price on that date or the application of a Black-Scholes model, depending upon the characteristics of the scheme concerned. The assumptions underlying the Black-Scholes model are detailed in note 26, including details of assumed dividend yields. Market price on any given day is obtained from external, publicly available sources.

Market/Non-market conditions

Most share-based plans are subject to non-market performance conditions, such as margin or growth targets, as well as continued employment. The Renewed LEAP and LEAP III schemes are subject to a number of performance conditions, including TSR, a market-based condition.

For schemes without market-based performance conditions, the valuation methodology above is applied and, at each year end, the relevant accrual for each grant is revised, if appropriate, to take account of any changes in estimate of the likely number of shares expected to vest.

For schemes with market-based performance conditions, the probability of satisfying these conditions is assessed at grant date through a statistical model (such as the Monte Carlo Model) and applied to the fair value. This initial valuation remains fixed throughout the life of the relevant plan, irrespective of the actual outcome in terms of performance. Where a lapse occurs due to cessation of employment, the cumulative charge taken to date is reversed.

Movement on ordinary shares granted for significant restricted stock plans
	Non- vested 1 January 2009 number (m)	Granted number (m)	Lapsed number (m)	Vested number (m)	Non- vested 31 December 2009 number (m)
Renewed LEAP/LEAP III[1]	2.8	0.8	–	–	3.6
Performance Share Awards (PSA)	6.7	5.5	(0.6)	(3.2)	8.4
Leaders, Partners and High Potential Group	11.2	4.3	(0.6)	(2.3)	12.6
Weighted average fair value (pence per share):
Renewed LEAP/LEAP III[1]	548p	611p	–	–	563p
Performance Share Awards (PSA)	674p	413p	541p	747p	486p
Leaders, Partners and High Potential Group	504p	573p	541p	642p	501p

Note

1	The number of shares granted represents the ‘investment shares’ committed by participants at grant date for the 2009 LEAP III plan. The actual number of shares that vest for each Renewed LEAP/LEAP III plan is dependent on the extent to which the relevant performance criteria are satisfied.

The total fair value of shares vested for all the Group’s restricted stock plans during the year ended 31 December 2009 was £55.0 million (2008: £58.6 million, 2007: £31.7 million).

23. Provision for post-employment benefits

Companies within the Group operate a large number of pension schemes, the forms and benefits of which vary with conditions and practices in the countries concerned. The Group’s pension costs are analysed as follows:

	2009 £m	2008 £m	2007 £m
Defined contribution schemes	95.5	79.7	66.4
Defined benefit schemes charge to operating profit	20.9	18.6	14.3
Pension costs (note 5)	116.4	98.3	80.7
Expected return on pension scheme assets (note 6)	(28.7)	(31.3)	(28.1)
Interest on pension scheme liabilities (note 6)	46.1	38.9	33.8
	133.8	105.9	86.4

Defined benefit schemes

The pension costs are assessed in accordance with the advice of local independent qualified actuaries. The latest full actuarial valuations for the various schemes were carried out as at various dates in the last three years. These valuations have generally been updated by the local independent qualified actuaries to 31 December 2009.

The Group has a policy of closing defined benefit schemes to new members which has been effected in respect of a significant number of the schemes.

Contributions to funded schemes are determined in line with local conditions and practices. Contributions in respect of unfunded schemes are paid as they fall due. The total contributions (for funded schemes) and benefit payments (for unfunded schemes) paid for 2009 amounted to £47.7 million (2008: £44.2 million, 2007: £47.0 million). Employer contributions and benefit payments in 2010 are expected to be in the range of £50 million to £70 million depending on the performance of the assets.

(a) Assumptions

The main weighted average assumptions used for the actuarial valuations at 31 December are shown in the following table:

	2009 % pa	2008 % pa	2007 % pa	2006 % pa
UK
Discount rate	5.7	6.0	5.8	5.1
Rate of increase in salaries	3.5	3.0	4.8	4.5
Rate of increase in pensions in payment	4.2	3.9	4.1	3.9
Inflation	3.5	2.8	3.3	3.0
Expected rate of return on equities	7.5	7.3	7.3	7.3
Expected rate of return on bonds[1]	4.8	4.9	5.3	5.0
Expected rate of return on insured annuities	5.7	6.0	5.8	5.1
Expected rate of return on property	6.9	6.9	5.0	7.0
Expected rate of return on cash and other	4.4	4.9	4.8	4.8
Weighted average return on assets	5.6	5.7	5.8	5.6
North America
Discount rate	5.7	6.3	6.1	5.7
Rate of increase in salaries	3.0	3.0	4.6	4.0
Inflation	2.5	2.5	2.5	2.5
Expected rate of return on equities	7.9	7.9	7.9	7.9
Expected rate of return on bonds[1]	4.7	5.1	5.1	4.8
Expected rate of return on cash and other	6.6	3.4	3.0	3.0
Weighted average return on assets	6.5	6.6	6.7	6.8
Western Continental Europe
Discount rate	5.5	5.7	5.5	4.6
Rate of increase in salaries	2.7	2.8	2.9	2.8
Rate of increase in pensions in payment	2.0	2.1	2.1	2.0
Inflation	2.1	2.1	2.2	2.1
Expected rate of return on equities	7.8	7.2	7.2	7.2
Expected rate of return on bonds[1]	4.1	4.5	4.5	4.4
Expected rate of return on property	6.5	6.0	5.5	6.1
Expected rate of return on cash and other	4.6	5.3	4.3	3.4
Weighted average return on assets	5.1	5.3	5.3	5.5
Asia Pacific, Latin America, Africa & Middle East and Central & Eastern Europe
Discount rate	4.2	3.4	3.9	3.1
Rate of increase in salaries	4.2	3.9	4.0	3.7
Inflation	4.9	4.5	4.6	1.2
Expected rate of return on equities	10.1	10.0	10.0	–
Expected rate of return on bonds[1,2]	8.2	5.3	6.2	5.3
Expected rate of return on property	–	–	–	10.0
Expected rate of return on cash and other[2]	1.1	2.1	1.6	2.0
Weighted average return on assets	3.6	3.1	3.7	3.2

Notes

1	Expected rate of return on bonds assumptions reflect the yield expected on actual bonds held, whereas the discount rate assumptions are based on high-quality corporate bond yields.
2	Insurance instruments are classified in cash and other. In the financial statements for the year 2006 they were classified in bonds.

There are a number of areas in pension accounting that involve judgements made by management. These include establishing the long-term expected rates of investment return on pension assets, mortality assumptions, discount rates, inflation, rate of increase in pensions in payment and salary increases.

For the Group’s plans, the plans’ assets are invested with the objective of being able to meet current and future benefit payment needs, while controlling balance sheet volatility and future contributions. Plan assets are invested with a number of investment managers, and assets are diversified among equities, bonds, insured annuities, property and cash or other liquid investments. The primary use of bonds as an investment class is to match the anticipated cash flows from the plans to pay pensions. Various insurance policies have also been bought historically to provide a more exact match for the cash flows, including a match for the actual mortality of specific plan members. These insurance policies effectively provide protection against both investment fluctuations and longevity risks. The strategic target allocation varies among the individual schemes.

Management considers the types of investment classes in which the pension plan assets are invested and the expected compound return that can reasonably be expected for the portfolio to earn over time, which reflects forward-looking economic assumptions. Management reviews the expected long-term rates of return on an annual basis and revises them as appropriate.

Also, management periodically commission detailed asset and liability studies performed by third-party professional investment advisors and actuaries, which generate probability-adjusted expected future returns on those assets. These studies also project the estimated future pension payments and evaluate the efficiency of the allocation of the pension plan assets into various investment categories. The studies performed at the time these assumptions were set support the reasonableness of the return assumptions based on the target allocation of investment classes and the then current market conditions.

WPP ANNUAL REPORT 2009	167

Our 2009 financial statements Notes to the consolidated financial statements

At 31 December 2009, the life expectancies underlying the value of the accrued liabilities for the main defined benefit pension plans operated by the Group were as follows:

Years life expectancy after age 65	All plans	North America	UK	Western Conti- nental Europe	Asia Pacific[1]
– current pensioners – male	20.5	19.6	22.3	18.5	19.3
– current pensioners – female	22.5	21.6	23.7	21.9	24.7
– future pensioners (current age 45) – male	21.9	21.1	23.5	20.4	19.3
– future pensioners (current age 45) – female	23.7	22.5	25.0	23.4	24.9

Note

[1]	Includes Asia Pacific, Latin America, Africa & Middle East and Central & E astern Europe.

The life expectancies after age 65 at 31 December 2008 were 20.0 years and 22.2 years for male and female current pensioners respectively, and 21.3 years and 23.2 years for male and female future pensioners (current age 45), respectively.

In the determination of mortality assumptions, management uses the most up-to-date mortality tables available in each country and consistently allow for expected generational improvement.

For a 0.25% increase or decrease in the discount rate at 31 December 2009, the 2010 pension expense would be broadly unchanged as the change in service cost and interest cost are offsetting. The effect on the year-end 2009 pension deficit would be a decrease or increase, respectively, of approximately £24.5 million.

(b) Assets and liabilities

At 31 December, the fair value of the assets in the schemes, and the assessed present value of the liabilities in the schemes are shown in the following table:

	2009 £m	%	2008 £m	%	2007 £m	%
Group
Equities	168.5	28.6	162.6	29.6	174.2	34.6
Bonds	256.8	43.7	245.1	44.5	203.8	40.4
Insured annuities	68.7	11.7	64.9	11.8	65.0	12.9
Property	9.8	1.7	12.6	2.3	16.6	3.3
Cash and other	84.3	14.3	65.2	11.8	44.4	8.8
Total fair value of assets	588.1	100.0	550.4	100.0	504.0	100.0
Present value of scheme liabilities	(836.1)		(819.1)		(637.6)
Deficit in the schemes	(248.0)		(268.7)		(133.6)
Irrecoverable surplus	(3.1)		(2.4)		(0.5)
Unrecognised past service cost	(0.7)		(0.9)		(0.9)
Net liability[1]	(251.8)		(272.0)		(135.0)
Schemes in surplus	0.7		0.4		8.4
Schemes in deficit	(252.5)		(272.4)		(143.4)

Note

1	The related deferred tax asset is discussed in note 15.

The total fair value of assets, present value of scheme liabilities and deficit in the schemes were £470.4 million, £657.0 million and £186.6 million in 2006 and £453.2 million, £684.6 million and £231.4 million in 2005, respectively.

Deficit in schemes by region	2009 £m	2008 £m	2007 £m
UK	(22.0)	(24.8)	(24.2)
North America	(140.9)	(153.4)	(59.6)
Western Continental Europe	(73.9)	(80.0)	(46.7)
Asia Pacific, Latin America, Africa & Middle East and Central & Eastern Europe	(11.2)	(10.5)	(3.1)
Deficit in the schemes	(248.0)	(268.7)	(133.6)

Some of the Group’s defined benefit schemes are unfunded (or largely unfunded) by common custom and practice in certain jurisdictions. In the case of these unfunded schemes, the benefit payments are made as and when they fall due. Pre-funding of these schemes would not be typical business practice.

The following table shows the split of the deficit at 31 December 2009, 2008 and 2007 between funded and unfunded schemes.

	2009 Deficit £m	2009 Present value of scheme liabil- ities £m	2008 Deficit £m	2008 Present value of scheme liabil- ities £m	2007 Deficit £m	2007 Present value of scheme liabil- ities £m
Funded schemes by region
UK	(22.0)	(293.5)	(24.8)	(269.5)	(24.2)	(274.2)
North America	(65.2)	(274.5)	(71.0)	(266.8)	1.6	(183.5)
Western Continental Europe	(25.0)	(119.9)	(30.1)	(126.5)	(16.2)	(77.6)
Asia Pacific, Latin America, Africa & Middle East and Central & Eastern Europe	(3.7)	(16.1)	(3.3)	(16.8)	(1.6)	(9.1)
Deficit/liabilities in the funded schemes	(115.9)	(704.0)	(129.2)	(679.6)	(40.4)	(544.4)

Unfunded schemes by region
UK	–	–	–	–	–	–
North America	(75.7)	(75.7)	(82.4)	(82.4)	(61.2)	(61.2)
Western Continental Europe	(48.9)	(48.9)	(49.9)	(49.9)	(30.5)	(30.5)
Asia Pacific, Latin America, Africa & Middle East and Central & Eastern Europe	(7.5)	(7.5)	(7.2)	(7.2)	(1.5)	(1.5)
Deficit/liabilities in the unfunded schemes	(132.1)	(132.1)	(139.5)	(139.5)	(93.2)	(93.2)

Deficit/liabilities in the schemes	(248.0)	(836.1)	(268.7)	(819.1)	(133.6)	(637.6)

In accordance with IAS 19, schemes that are wholly or partially funded are considered funded schemes.

(c) Pension expense

The following table shows the breakdown of the pension expense between amounts charged to operating profit, amounts charged to finance income and finance costs and amounts recognised in the consolidated statement of comprehensive income (OCI):

	2009 £m	2008 £m	2007 £m
Group
Current service cost	22.0	16.7	16.2
Past service cost/(income)	–	2.5	(1.1)
Gain on settlements and curtailments	(1.1)	(0.6)	(0.8)
Charge to operating profit	20.9	18.6	14.3
Expected return on pension scheme assets	(28.7)	(31.3)	(28.1)
Interest on pension scheme liabilities	46.1	38.9	33.8
Charge to profit before taxation for defined benefit schemes	38.3	26.2	20.0

Gain/(loss) on pension scheme assets relative to expected return	44.0	(93.7)	(6.0)
Experience (loss)/gain arising on the scheme liabilities	(7.6)	4.4	0.1
Changes in assumptions underlying the present value of the scheme liabilities	(42.7)	8.0	35.4
Change in irrecoverable surplus	(0.9)	(0.9)	0.5
Actuarial (loss)/gain recognised in OCI	(7.2)	(82.2)	30.0

Movements in exchange rates are included in exchange adjustments on foreign currency net investments in the OCI. In the 2007 financial statements, they were included in the actuarial gain.

As at 31 December 2009 the cumulative amount of net actuarial losses recognised in equity since 1 January 2001 was £180.3 million (31 December 2008: £173.1 million, 31 December 2007: £90.9 million). Of this amount, a net loss of £79.2 million was recognised since the 1 January 2004 adoption of IAS 19.

168	WPP ANNUAL REPORT 2009

Our 2009 financial statements Notes to the consolidated financial statements

(d) Movement in benefit obligation

The following table shows an analysis of the movement in the benefit obligation for each accounting period:

	2009 £m	2008 £m	2007 £m
Change in benefit obligation
Benefit obligation at beginning of year	819.1	637.6	657.0
Service cost	22.0	16.7	16.2
Interest cost	46.1	38.9	33.8
Plan participants’ contributions	0.7	0.6	0.5
Actuarial loss/(gain)	50.3	(12.4)	(35.5)
Benefits paid	(52.9)	(40.7)	(40.2)
(Gain)/loss due to exchange rate movements	(50.5)	133.8	7.2
Plan amendments	–	2.8	(2.0)
Net (disposals)/acquisitions	(0.9)	44.3	0.3
Reclassifications	5.5	3.6	1.1
Settlements and curtailments	(3.3)	(6.1)	(0.8)
Benefit obligation at end of year	836.1	819.1	637.6

The reclassifications represent certain of the Group’s defined benefit plans which are included in this note for the first time in the periods presented.

(e) Movement in plan assets

The following table shows an analysis of the movement in the plan assets for each accounting period:

	2009 £m	2008 £m	2007 £m
Change in plan assets
Fair value of plan assets at beginning of year	550.4	504.0	470.4
Expected return on plan assets	28.7	31.3	28.1
Actuarial gain/(loss) on plan assets	44.0	(93.7)	(6.0)
Employer contributions	47.7	44.2	47.0
Plan participants’ contributions	0.7	0.6	0.5
Benefits paid	(52.9)	(40.7)	(40.2)
(Loss)/gain due to exchange rate movements	(28.3)	79.0	4.2
Net (disposals)/acquisitions	(0.9)	29.4	–
Reclassifications	0.9	1.8	–
Settlements	(2.2)	(5.5)	–
Fair value of plan assets at end of year	588.1	550.4	504.0
Actual return on plan assets	72.7	(62.4)	22.1
(f) History of experience gains and losses
	2009 £m	2008 £m	2007 £m
Gain/(loss) on pension scheme assets relative to expected return:
Amount	44.0	(93.7)	(6.0)
Percentage of scheme assets	7.5%	17.0%	1.2%
Experience (loss)/gain arising on the scheme liabilities:
Amount	(7.6)	4.4	0.1
Percentage of the present value of the scheme liabilities	0.9%	0.5%	0.0%
Total (loss)/gain recognised in OCI:
Amount	(7.2)	(82.2)	30.0
Percentage of the present value of the scheme liabilities	0.9%	(10.0% )	4.7%

The experience gains on pension scheme assets and scheme liabilities were £9.3 million and £3.5 million in 2006 and £22.4 million and £3.6 million in 2005, respectively.

24. Risk management policies

Foreign currency risk

The Group’s results in pounds sterling are subject to fluctuation as a result of exchange rate movements. The Group does not hedge this translation exposure to its earnings but does hedge the currency element of its net assets using foreign currency borrowings, cross-currency swaps and forward foreign exchange contracts.

The Group effects these currency net asset hedges by borrowing in the same currencies as the operating (or ‘functional’) currencies of its main operating units. The majority of the Group’s debt is therefore denominated in US dollars, pounds sterling and euros. Borrowings in these currencies represented 96.8% of the Group’s gross indebtedness at 31 December 2009 (at $1,640 million, £1,350 million and €1,274 million) and 97.3% of the Group’s average gross debt during the course of 2009 (at $2,673 million, £1,611 million and €1,191 million).

The Group’s operations conduct the majority of their activities in their own local currency and consequently the Group has no significant transactional foreign exchange exposures. Any significant cross-border trading exposures are hedged by the use of forward foreign-exchange contracts. No speculative foreign exchange trading is undertaken.

Interest rate risk

The Group is exposed to interest rate risk on both interest-bearing assets and interest-bearing liabilities. The Group has a policy of actively managing its interest rate risk exposure while recognising that fixing rates on all its debt eliminates the possibility of benefiting from rate reductions and similarly, having all its debt at floating rates unduly exposes the Group to increases in rates.

Including the effect of interest rate and cross-currency swaps, 70.7% of the year-end US dollar net debt is at fixed rates averaging 6.54% for an average period of 56 months; 73.3% of the sterling net debt is at a fixed rate of 6.07% for an average period of 95 months; and 66.7% of the euro net debt is at fixed rates averaging 6.50% for an average period of 75 months.

Other than fixed rate debt, the Group’s other fixed rates are achieved principally through interest rate swaps with the Group’s bankers. The Group also uses forward rate agreements and interest rate caps to manage exposure to interest rate changes. At 31 December 2009 no forward rate agreements or interest rate caps were in place. These interest rate derivatives are used only to hedge exposures to interest rate movements arising from the Group’s borrowings and surplus cash balances arising from its commercial activities and are not traded independently. Payments made under these instruments are accounted for on an accruals basis.

Going concern and liquidity risk

In considering going concern and liquidity risk, the directors have reviewed the Group’s future cash requirements and earnings projections. The directors believe these forecasts have been prepared on a prudent basis and have also considered the impact of a range of potential changes to trading performance. The directors have concluded that the Group should be able to operate within its current facilities and comply with its banking covenants for the foreseeable future and therefore believe it is appropriate to prepare the financial statements of the Group on a going concern basis.

At 31 December 2009, the Group has access to £4.9 billion of committed funding and bank facilities with maturity dates spread over the years 2010 to 2020 as illustrated below:

	£m	2010 £m	2011 £m	2012 £m	2013 £m	2014 £m	2015 £m	2016 £m	2017+ £m
£ bonds £200m (6.375% ’20)	200.0								200.0
£ bonds £400m (6.0% ’17)	400.0								400.0
Eurobonds €750m (6.625% ’16)	665.5							665.5
Eurobonds €500m (5.25% ’15)	443.7						443.7
£450m convertible bonds (5.75% ’14)	450.0					450.0
US bonds $650m (5.875% ’14)	402.5					402.5
US bonds $600m (8.0% ’14)	371.6					371.6
Eurobonds €600m (4.375% ’13)	532.4				532.4
Bank revolver $1,600m	990.8			990.8
TNS acquisition revolver £400m	400.0	200.0	200.0
TNS private placements $55m	34.1			18.6		15.5
Total committed funding available	4,890.6	200.0	200.0	1,009.4	532.4	1,239.6	443.7	665.5	600.0
Drawn down funding at 31 December 2009	3,556.0	–	–	74.8	532.4	1,239.6	443.7	665.5	600.0
Undrawn committed credit funding	1,334.6

Drawn down funding at 31 December 2009	3,556.0
Net cash at 31 December 2009	(946.0)
Other adjustments	30.4
Net debt at 31 December 2009	2,640.4

WPP ANNUAL REPORT 2009	169

Our 2009 financial statements

Notes to the consolidated financial statements

The Group’s borrowings are evenly distributed between fixed and floating rate debt. Given the strong cash generation of the business, its debt maturity profile and available facilities, the directors believe the Group has sufficient liquidity to match its requirements for the foreseeable future.

Treasury activities

Treasury activity is managed centrally from London, New York and Hong Kong, and is principally concerned with the monitoring of working capital, managing external and internal funding requirements and the monitoring and management of financial market risks, in particular interest rate and foreign exchange exposures.

The treasury operation is not a profit centre and its activities are carried out in accordance with policies approved by the Board of Directors and subject to regular review and audit.

Financings completed in the year included the issue of £450 million 5.75% bonds due May 2014 convertible into ordinary shares of the Company and $600 million of 8% bonds due September 2014. These new bonds re-financed the £650 million term facility and drawings under the £600 million amortising Revolving Credit Facility both of which were arranged to assist in the financing of the acquisition of TNS in 2008.

The Group manages liquidity risk by ensuring continuity and flexibility of funding even in difficult market conditions. Undrawn committed borrowing facilities are maintained in excess of peak net-borrowing levels and debt maturities are closely monitored. Targets for average net debt are set on an annual basis and, to assist in meeting this, working capital targets are set for all the Group’s major operations.

Capital risk management

The Group manages its capital to ensure that entities in the Group will be able to continue as a going concern while maximising the return to stakeholders through the optimisation of the debt and equity balance. The capital structure of the Group consists of debt, which includes the borrowings disclosed in note 10, cash and cash equivalents and equity attributable to equity holders of the parent, comprising issued capital, reserves and retained earnings as disclosed in the consolidated statement of changes in equity and in notes 26 and 27.

Credit risk

The Group’s principal financial assets are cash and short-term deposits, trade and other receivables and investments, the carrying values of which represent the Group’s maximum exposure to credit risk in relation to financial assets, as shown in note 25.

The Group’s credit risk is primarily attributable to its trade receivables. The majority of the Group’s trade receivables are due from large national or multinational companies where the risk of default is considered low. The amounts presented in the consolidated balance sheet are net of allowances for doubtful receivables, estimated by the Group’s management based on prior experience and their assessment of the current economic environment. A relatively small number of clients make up a significant percentage of the Group’s debtors, but no single client represents more than 5% of total trade receivables as at 31 December 2009.

The credit risk on liquid funds and derivative financial instruments is limited because the counterparties are banks with high credit-ratings assigned by international credit-rating agencies or banks that have been financed by their government.

A relatively small number of clients contribute a significant percentage of the Group’s consolidated revenues. The Group’s clients generally are able to reduce advertising and marketing spending or cancel projects at any time for any reason. There can be no assurance that any of the Group’s clients will continue to utilise the Group’s services to the same extent, or at all, in the future. A significant reduction in advertising and marketing spending by, or the loss of one or more of, the Group’s largest clients, if not replaced by new client accounts or an increase in business from existing clients, would adversely affect the Group’s prospects, business, financial condition and results of operations.

Sensitivity analysis

The following sensitivity analysis addresses the effect of currency and interest rate risks on the Group’s financial instruments. The analysis assumes that all hedges are highly effective.

Currency risk

A 10% weakening of sterling against the Group’s major currencies would result in the following losses, which would be posted directly to equity. These losses would arise on the retranslation of foreign currency denominated borrowings and derivatives designated as effective net investment hedges of overseas net assets. These losses would be offset in equity by a corresponding gain arising on the retranslation of the related hedged foreign currency net assets. A 10% strengthening of sterling would have an equal and opposite effect. There are no other material foreign exchange exposures which would create gains or losses to the functional reporting currencies of individual entities in the Group.

	2009 £m	2008 £m
US dollar	87.9	183.8
Euro	76.3	96.3

Interest rate risk

A one percentage point increase in market interest rates for all currencies in which the Group had cash and borrowings at 31 December 2009 would decrease profit before tax by approximately £2.4 million (2008: £13.2 million). A one percentage decrease in market interest rates would have an equal and opposite effect. This has been calculated by applying the interest rate change to the Group’s variable rate cash and borrowings.

25. Financial instruments

Currency derivatives

The Group utilises currency derivatives to hedge significant future transactions and cash flows and the exchange risk arising on translation of the Group’s investments in foreign operations. The Group is a party to a variety of foreign currency derivatives in the management of its exchange rate exposures. The instruments purchased are primarily denominated in the currencies of the Group’s principal markets.

At 31 December 2009, the fair value of the Group’s currency derivatives is estimated to be a net liability of approximately £3.1 million (2008: £14.2 million). These amounts are based on market values of equivalent instruments at the balance sheet date, comprising £79.6 million (2008: £25.8 million) assets included in trade and other receivables and £82.7 million (2008: £40.0 million) liabilities included in trade and other payables. The amounts charged to and deferred in equity during the year for currency derivatives that are designated and effective hedges amounts of £111.1 million (2008: £293.3 million) for net investment hedges and £60.5 million (2008: £235.9 million) for cash flow hedges.

Changes in the fair value relating to the ineffective portion of the currency derivatives amounted to a gain of £3.3 million (2008: gain of £2.7 million, 2007: charge of £7.0 million) which is included in the revaluation of financial instruments for the year. This gain resulted from a £53.9 million gain on hedging instruments and a £50.6 million loss on hedged items.

The Group currently designates its foreign currency-denominated debt and cross-currency swaps as hedging instruments against the currency risk associated with the translation of its foreign operations.

At the balance sheet date, the total nominal amount of outstanding forward foreign exchange contracts not designated as hedges was £309.4 million (2008: £965.8 million). The Group estimates the fair value of these contracts is £4.6 million (2008: £1.7 million).

These arrangements are designed to address significant exchange exposure and are renewed on a revolving basis as required.

Interest rate swaps

The Group uses interest rate swaps as hedging instruments in fair value hedges to manage its exposure to interest rate movements on its borrowings. Contracts with nominal values of €600 million have fixed interest receipts at 4.38% up until December 2013 and have floating interest payments averaging EURIBOR plus 0.56%. Contracts with a nominal value of €500 million have fixed interest receipts of 5.25% up until January 2015 and have floating interest payments averaging EURIBOR plus 0.80%. Contracts with a nominal value of €100 million have fixed interest payments of 5.56% until June 2014 and have floating rate receipts averaging EURIBOR plus 0.96%.

Contracts with a nominal value of £200 million have fixed interest receipts of 6.00% up until April 2017 and have floating rate payments averaging LIBOR plus 0.64%. Contracts with a nominal value of £25 million have fixed interest receipts of 6.51% up until July 2017 and floating rate payments averaging LIBOR plus 0.67%.

A contract with a nominal value of $45 million has fixed interest receipts averaging 6.28% until on average July 2013 and has floating rate payments averaging LIBOR plus 0.59%.

The fair value of interest rate swaps entered into at 31 December 2009 is estimated to be a net asset of approximately £103.0 million (2008: £78.2 million). These amounts are based on market values of equivalent instruments at the balance sheet date, comprising £103.2 million (2008: £124.7 million) assets included in trade and other receivables and £0.2 million (2008: £46.5 million) liabilities included in trade and other payables.

Changes in the fair value relating to the ineffective portion of interest rate swaps amounted to a gain of £11.7 million (2008: charge of £13.0 million, 2007: charge of £0.1 million) which is included in the revaluation of financial instruments for the year. This charge resulted from a £22.1 million loss on hedging instruments and a £33.8 million gain on hedged items.

170	WPP ANNUAL REPORT 2009

Our 2009 financial statements Notes to the consolidated financial statements

An analysis of the Group’s financial assets and liabilities by accounting classification is set out below:

	Derivatives in designated hedge relationships	Held for trading	Loans & receiv- ables	Available for sale	Amor- tised cost	Carrying value
	£m	£m	£m	£m	£m	£m
2009
Other investments	–	–	–	294.6	–	294.6
Cash and short-term deposits	–	–	1,666.7	–	–	1,666.7
Bank overdrafts and loans	–	–	–	–	(720.7)	(720.7)
Bonds and bank loans	–	–	–	–	(3,586.4)	(3,586.4)
Trade and other receivables: amounts falling due within one year	–	–	6,011.3	–	–	6,011.3
Trade and other receivables: amounts falling due after more than one year	–	–	71.6	–	–	71.6
Trade and other payables: amounts falling due within one year	–	–	–	–	(6,482.6)	(6,482.6)
Trade and other payables: amounts falling due after more than one year	–	–	–	–	(29.2)	(29.2)
Derivative assets	182.8	5.3	–	–	–	188.1
Derivative liabilities	(82.9)	(0.7)	–	–	–	(83.6)
Liabilities in respect of put options	–	(168.2)	–	–	–	(168.2)
	99.9	(163.6)	7,749.6	294.6	(10,818.9)	(2,838.4)

	Derivatives in designated hedge relationships	Held for trading	Loans & receiv- ables	Available for sale	Amor- tised cost	Carrying value
	£m	£m	£m	£m	£m	£m
2008
Other investments	–	–	–	310.9	–	310.9
Cash and short-term deposits	–	–	2,572.5	–	–	2,572.5
Bank overdrafts and loans	–	–	–	–	(1,640.8)	(1,640.8)
Bonds and bank loans	–	–	–	–	(3,999.3)	(3,999.3)
Trade and other receivables: amounts falling due within one year	–	–	6,605.8	–	–	6,605.8
Trade and other receivables: amounts falling due after more than one year	–	–	68.3	–	–	68.3
Trade and other payables: amounts falling due within one year	–	–	–	–	(7,171.1)	(7,171.1)
Trade and other payables: amounts falling due after more than one year	–	–	–	–	(16.7)	(16.7)
Derivative assets	150.5	–	–	–	–	150.5
Derivative liabilities	(86.5)	–	–	–	–	(86.5)
Liabilities in respect of put options	–	(122.1)	–	–	–	(122.1)
	64.0	(122.1)	9,246.6	310.9	(12,827.9)	(3,328.5)

The following table provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into levels 1 to 3 based on the degree to which the fair value is observable:

Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 fair value measurements are those derived from inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices);

Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

	Level 1	Level 2	Level 3	Carrying value
	£m	£m	£m	£m
2009
Derivatives in designated hedge relationships
Derivative assets	–	182.8	–	182.8
Derivative liabilities	–	(82.9)	–	(82.9)
Held for trading
Derivative assets	–	5.3	–	5.3
Derivative liabilities	–	(0.7)	–	(0.7)
Liabilities in respect of put options	–	–	(168.2)	(168.2)
Available for sale
Other investments	18.4	–	276.2	294.6
	18.4	104.5	108.0	230.9

Reconciliation of level 3 fair value measurements:

	Liabilities in respect of put options £m	Other investments £m	Carrying value £m
1 January 2009	(122.1)	292.8	170.7
Gains/(losses) recognised in the income statement	15.3	(11.1)	4.2
Losses recognised in other comprehensive income	–	(15.1)	(15.1)
Exchange differences	2.5	(26.0)	(23.5)
Additions	(78.3)	53.7	(24.6)
Disposals	–	(18.1)	(18.1)
Settlements	14.4	–	14.4
31 December 2009	(168.2)	276.2	108.0

The fair value of financial assets and liabilities are based on quoted market prices where available. Where the market value is not available, the Group has estimated relevant fair values on the basis of publicly available information from outside sources or on the basis of discounted cashflow models where appropriate.

26. Authorised and issued share capital

	Equity ordinary shares	Nominal value £m
Authorised
1 January 2008 – WPP 2008 Limited (formerly WPP Group plc)	1,750,000,000	175.0
31 December 2008 – WPP plc (formerly Project Air Limited)	1,750,000,000	175.0
31 December 2009 – WPP plc (formerly Project Air Limited)	1,750,000,000	175.0

Issued and fully paid
1 January 2008	1,191,491,263	119.2
Exercise of share options	2,103,054	0.2
Acquisitions	77,879,143	7.8
Share cancellations	(18,820,814)	(1.9)
19 November 2008 – shares in WPP 2008 Limited (formerly WPP Group plc) of 10p each	1,252,652,646	125.3
On formation of WPP plc
Group reconstruction – shares in WPP 2008 Limited (formerly WPP Group plc) exchanged for shares in WPP plc of 10p each	1,252,652,646	125.3
Exercise of share options	49,827	0.0
Acquisitions	2,640,790	0.2
31 December 2008	1,255,343,263	125.5
Exercise of share options	1,148,051	0.1
31 December 2009	1,256,491,314	125.6

On 19 November 2008 under a scheme of arrangement between WPP 2008 Limited (formerly WPP Group plc), the former holding company of the Group, and its shareholders under Part 26 of the Companies Act 2006, and as sanctioned by the High Court, all the issued shares in that company were cancelled and the same number of new shares were issued to WPP plc in consideration for the allotment to shareholders of one ordinary share in WPP plc for each ordinary share in WPP 2008 Limited held on the record date, 18 November 2008.

In the above table the figures up to 19 November 2008 relate to shares in WPP 2008 Limited. Subsequent movements relate to shares in WPP plc.

WPP ANNUAL REPORT 2009	171

Our 2009 financial statements

Notes to the consolidated financial statements

WPP plc was incorporated on 12 September 2008 with an authorised share capital of £10,000 and 20 issued ordinary shares of 10 pence each. The authorised share capital of WPP plc was increased by written resolution from £10,000 to £175,000,000 by the creation of an additional 1,749,900,000 ordinary shares of 10 pence each.

On 19 November 2008 as part of the scheme of arrangement noted above, a further 1,252,652,646 ordinary shares were issued at a price of 340.75 pence each, whereby WPP plc became the new holding company of the WPP Group.

On 24 November 2008 the entire balance standing to the credit of the share premium account was transferred to retained earnings as sanctioned by The Royal Court of Jersey. As a result £4,143.1 million was added to retained earnings for both WPP plc and the Group. For the Company this amount is distributable.

Company’s own shares

The Company’s holdings of own shares are stated at cost and represent shares held in treasury and purchases by the Employee Share Ownership Plan (‘ESOP’) trusts of shares in WPP plc for the purpose of funding certain of the Group’s share-based incentive plans, details of which are disclosed in the Compensation Committee report on pages 133 to 138.

The trustees of the ESOP purchase the Company’s ordinary shares in the open market using funds provided by the Company. The Company also has an obligation to make regular contributions to the ESOP to enable it to meet its administrative costs. The number and market value of the ordinary shares of the Company held by the ESOP at 31 December 2009 was 24,941,529 (2008: 33,167,446), and £152.0 million (2008: £133.5 million) respectively. The number and market value of ordinary shares held in treasury at 31 December 2009 was 2,435,288 (2008: nil) and £14.8 million (2008: £nil million) respectively.

Share options

WPP Executive Share Option Scheme

As at 31 December 2009, unexercised options over ordinary shares of 8,957,974 and unexercised options over ADRs of 2,918,784 have been granted under the WPP Executive Share Option Scheme as follows:

Number of ordinary shares under option	Exercise price per share (£)	Exercise dates
12,195	3.414	2012-2018
21,197	3.763	2006-2013
72,551	4.210	2005-2012
906,872	4.210	2005-2012
15,329	4.210	2006-2012
30,658	4.210	2005-2013
3,832	4.210	2005-2012
32,385	4.210	2005-2012
3,065	4.210	2005-2012
3,832	4.210	2005-2012
77,552	4.438	2005-2012
6,759	4.438	2005-2012
41,170	4.615	2006-2013
51,247	4.615	2007-2013
38,022	4.865	2004-2011
674,431	4.865	2004-2011
10,519	4.865	2005-2011
2,000,000	5.490	2007-2014
27,288	5.520	2008-2014
155,562	5.535	2007-2014
916,167	5.535	2007-2014
675,059	5.535	2007-2014
21,929	5.535	2008-2014
6,124	5.535	2007-2015
24,390	5.535	2007-2014
2,469	5.535	2007-2014
227,947	5.535	2007-2014
189,644	5.595	2006-2013
1,334,633	5.595	2006-2013
17,194	5.595	2006-2014
23,775	5.595	2007-2013
7,987	5.595	2006-2013
24,680	5.595	2006-2013
277,848	5.595	2006-2013
2,902	5.725	2007-2014
4,838	5.725	2007-2014
11,423	5.775	2009-2015
14,826	5.818	2008-2015
2,964	5.818	2008-2015
6,705	5.895	2008-2015
6,705	5.895	2008-2015
2,235	5.895	2008-2015
10,907	5.895	2008-2015
4,268	5.903	2011-2018
6,402	5.903	2011-2018
4,268	5.903	2011-2018
11,396	6.105	2008-2015

Number of ordinary shares under option	Exercise price per share (£)	Exercise dates
4,914	6.105	2008-2015
7,876	6.228	2011-2017
2,140	6.718	2009-2016
8,560	6.718	2009-2016
23,480	6.718	2009-2016
69,369	6.718	2009-2016
19,566	6.718	2011-2016
2,062	6.938	2009-2016
45,153	7.180	2005-2012
26,367	7.550	2005-2012
21,879	7.550	2005-2012
34,921	7.550	2005-2012
214,432	7.550	2005-2012
3,741	7.550	2006-2012
12,696	7.723	2010-2017
19,836	8.110	2004-2011
32,934	8.110	2004-2011
4,929	8.193	2004-2011
14,446	8.193	2004-2011
253,102	9.010	2003-2010
6,314	9.010	2004-2010
78,162	9.010	2003-2010
18,540	10.770	2003-2010
8,404	10.770	2003-2010

Number of ADRs under option	Exercise price per ADR ($)	Exercise dates
3,844	26.010	2012-2019
2,825	30.080	2006-2013
2,692	30.080	2006-2013
1,644	30.410	2011-2018
441,626	33.200	2005-2012
4,517	33.200	2005-2012
2,881	34.702	2005-2012
271,166	35.380	2004-2011
785,606	47.410	2006-2013
27,520	47.410	2006-2013
34,472	47.410	2006-2013
1,548	48.450	2007-2014
13,513	50.670	2008-2015
197	50.670	2008-2015
818,468	50.800	2007-2014
196	50.800	2007-2014
12,398	50.800	2007-2014
2,952	50.800	2007-2014
35,818	50.800	2007-2014
30,060	51.220	2007-2014
14,280	53.030	2005-2012
12,099	54.050	2005-2012
104,431	54.050	2005-2012
458	54.570	2008-2015
4,581	54.570	2008-2015
6,550	55.740	2008-2015
898	55.740	2008-2015
898	55.740	2008-2015
2,691	57.020	2008-2015
14,925	57.020	2008-2015
6,976	57.338	2003-2010
13,693	58.238	2004-2011
856	58.460	2009-2016
14,113	58.460	2009-2016
856	58.460	2009-2016
8,460	58.886	2004-2011
844	59.170	2011-2018
1,267	59.170	2011-2018
28,535	62.110	2003-2010
2,415	62.110	2005-2010
796	62.810	2010-2017
163,911	63.263	2003-2010
312	63.900	2009-2016
1,641	63.900	2009-2016
2,007	74.720	2010-2017
4,936	75.940	2010-2017
11,412	84.485	2003-2010

172	WPP ANNUAL REPORT 2009

Our 2009 financial statements Notes to the consolidated financial statements

WPP Worldwide Share Ownership Program

As at 31 December 2009, unexercised options over ordinary shares of 7,988,371 and unexercised options over ADRs of 1,120,999 have been granted under the WPP Worldwide Share Ownership Program as follows:

Number of ordinary shares under option	Exercise price per share (£)	Exercise dates
167,350	3.903	2006-2013
2,400	3.903	2006-2013
3,600	3.903	2007-2013
7,725	4.210	2005-2012
1,250	4.210	2005-2013
46,830	4.819	2011-2018
750	5.210	2004-2011
296,775	5.435	2007-2014
1,788,700	5.483	2012-2019
61,875	5.483	2012-2016
15,649	5.483	2012-2020
18,250	5.483	2013-2019
315,256	5.483	2013-2019
159,125	5.608	2012-2019
60,625	5.608	2012-2019
6,375	5.775	2008-2015
30,600	5.913	2011-2018
117,472	5.917	2011-2018
2,625	5.990	2004-2011
1,275,833	6.028	2011-2018
713,875	6.195	2008-2015
6,972	6.668	2008-2017
87,581	6.740	2009-2016
807,207	6.938	2009-2016
30,033	7.005	2010-2017
325,350	7.180	2005-2012
6,375	7.180	2006-2012
93,280	7.478	2011-2017
974,258	7.718	2010-2017
315,900	7.790	2003-2010
248,475	7.960	2004-2011

Number of ADRs under option	Exercise price per ADR ($)	Exercise dates
33,490	30.800	2006-2013
344,292	44.560	2012-2019
43,545	49.880	2007-2014
25,305	53.030	2005-2012
24,720	56.480	2004-2011
233,006	59.500	2011-2018
101,325	59.520	2008-2015
138,084	60.690	2009-2016
177,232	75.760	2010-2017

Young & Rubicam Inc 1997 Incentive Compensation Plan

As at 31 December 2009, unexercised options over ordinary shares of 133,811 and unexercised options over ADRs of 145,773 have been granted under the Young & Rubicam Inc 1997 Incentive Compensation Plan as follows:

Number of ordinary shares under option	Exercise price per share (£)	Exercise dates
133,811	7.0523	2000-2010

Number of ADRs under option	Exercise price per ADR ($)	Exercise dates
11,481	48.2036	2000-2010
121,014	51.0479	2000-2010
6,263	60.4790	2000-2010
2,923	63.7725	2000-2010
1,587	72.6048	2000-2010
2,505	84.7305	2000-2010

Tempus Group plc 1998 Long Term Incentive Plan

As at 31 December 2009, unexercised options over ordinary shares of 56,468 have been granted under the Tempus Group plc 1998 Long Term Incentive Plan as follows:

Number of ordinary shares under option	Exercise price per share (£)	Exercise dates
24,306	4.920	2001-2011
12,153	5.580	2001-2011
20,009	6.000	2001-2010

The Grey Global Group, Inc 1994 Stock Incentive Plan

As at 31 December 2009, unexercised options over ordinary shares of 54,365 and unexercised options over ADRs of 67,717 have been granted under the Grey Global Group, Inc 1994 Stock Incentive Plan as follows:

Number of ordinary shares under option	Exercise price per share (£)	Exercise dates
54,365	3.499	2007-2011

Number of ADRs under option	Exercise price per ADR ($)	Exercise dates
3,414	19.5400	2005-2010
7,089	28.2100	2006-2013
1,827	28.3000	2007-2012
4,545	29.4100	2005-2011
7,046	30.2700	2008-2011
3,632	30.8300	2007-2012
6,371	31.4200	2005-2012
17,396	31.7500	2008-2011
6,264	31.9400	2007-2011
10,133	36.1100	2008-2010

24/7 Real Media, Inc 2002 Stock Incentive Plan

As at 31 December 2009, unexercised options over ADRs of 123,241 have been granted under the 24/7 Real Media, Inc. 2002 Stock Incentive Plan as follows:

Number of ADRs under option	Exercise price per ADR ($)	Exercise dates
8	1.3400	2007-2013
715	15.8800	2007-2014
427	17.1500	2007-2014
30	19.3700	2007-2015
151	19.4400	2007-2015
69	20.0100	2007-2015
187	20.0700	2007-2015
69	20.3300	2007-2015
46	20.7700	2007-2014
12	20.8400	2007-2014
90	20.9600	2007-2015
20	21.6000	2007-2014
66	22.4900	2007-2015
66	22.8700	2007-2015
79	23.1800	2007-2015
78	23.4400	2007-2015
19	23.8200	2007-2014
6	23.9500	2007-2014
327	24.2000	2007-2014
146	24.3300	2007-2014
50	25.1500	2007-2015
177	25.4100	2007-2014
315	25.9200	2007-2015
316	26.1100	2007-2015
98	26.8700	2007-2015
787	27.1200	2007-2015
27,437	27.5000	2007-2015
74	28.5200	2007-2014
148	28.7700	2007-2015
170	34.6200	2007-2015
102	34.9300	2007-2015
82	35.0600	2007-2015
92	37.8500	2007-2015
89	38.8700	2007-2015
77,754	40.6500	2007-2016
110	41.4700	2007-2015
343	44.7100	2007-2015
424	45.2900	2007-2016
314	45.4100	2007-2016
118	46.0500	2007-2016
69	46.6200	2007-2016
345	48.3300	2007-2016
472	48.5900	2007-2016
157	49.5400	2007-2016
115	49.6000	2007-2016
314	49.6700	2007-2016
89	50.4900	2007-2016
157	50.6800	2007-2016
236	50.7500	2008-2017
472	51.3800	2008-2017
156	52.5900	2008-2017

WPP ANNUAL REPORT 2009	173

Our 2009 financial statements Notes to the consolidated financial statements

Number of ADRs under option	Exercise price per ADR ($)	Exercise dates
99	52.9100	2007-2016
92	53.1000	2006-2017
70	53.4100	2007-2016
157	53.4800	2008-2017
78	53.6700	2008-2017
591	53.7900	2007-2016
314	54.1100	2007-2016
944	54.2400	2007-2016
758	54.5600	2007-2016
419	55.2600	2007-2016
74	55.6400	2007-2016
59	55.7600	2007-2016
105	55.8900	2007-2016
157	56.2700	2007-2016
78	56.3400	2007-2016
574	56.7200	2007-2016
138	56.9100	2007-2016
78	57.4800	2008-2017
157	58.1100	2007-2016
549	58.9400	2007-2017
393	60.0200	2007-2016
78	61.2300	2008-2017
324	61.9200	2007-2016
471	62.0500	2007-2016
786	62.9400	2008-2017
157	63.3200	2008-2017
708	63.8900	2008-2017
112	64.2700	2007-2016
54	64.6500	2007-2016
78	64.9700	2007-2016
78	65.5400	2007-2016
49	66.4300	2007-2016
112	67.5800	2007-2016
157	70.5000	2008-2017

Taylor Nelson Sofres plc

2005 Long Term Incentive Plan

As at 31 December 2009, unexercised options over ordinary shares of 74,410 have been granted under the Taylor Nelson Sofres plc 2005 Long Term Incentive Plan as follows:

Number of ordinary shares under option	Exercise price per share (£)	Exercise dates
11,582	–	2011
29,849	–	2012
32,979	–	2013
2008 New Share Plan As at 31 December 2009, unexercised options over ordinary shares of 28,649 have been granted under the Taylor Nelson Sofres plc 2008 New Share Plan as follows:
Number of ordinary shares under option	Exercise price per share (£)	Exercise dates
28,649	–	2012
2005 Key Employee Equity Plan As at 31 December 2009, unexercised options over ordinary shares of 4,519 have been granted under the Taylor Nelson Sofres plc 2005 Key Employee Equity Plan as follows:
Number of ordinary shares under option	Exercise price per share (£)	Exercise dates
245	–	2011
4,274	–	2012

1999 Worldwide Employee Sharesave Plan

As at 31 December 2009, unexercised options over ordinary shares of 1,549,446 have been granted under the Taylor Nelson Sofres plc 1999 Worldwide Employee Sharesave Plan as follows:

Number of ordinary shares under option	Exercise price per share (£)	Exercise dates
44,039	1.2700	2010
837,174	1.7300	2013-2015
282,043	1.9500	2011-2012
28,626	2.2900	2009-2011
89,080	2.5600	2009-2012
153,955	2.6500	2012-2014
22,822	2.9900	2010-2011
91,707	3.0000	2011-2013

The aggregate status of the WPP Share Option Schemes during 2009 was as follows:

Movements on options granted (represented in ordinary shares)

	1 January 2009 number	Granted number	Exercised number	Lapsed number	Outstanding 31 December 2009 number	Exercisable
WPP	27,777,551	19,220	(601,400)	(3,643,477)	23,551,894	23,407,933
WWOP	11,213,314	4,258,925	(27,150)	(1,851,723)	13,593,366	4,832,930
Y&R	2,337,074	–	–	(1,474,398)	862,676	862,676
Tempus	56,468	–	–	–	56,468	56,468
Grey	542,995	–	(135,475)	(14,570)	392,950	335,110
24/7	820,340	–	(158,035)	(46,100)	616,205	524,845
TNS	1,951,773	–	(227,131)	(67,618)	1,657,024	117,706
	44,699,515	4,278,145	(1,149,191)	(7,097,886)	40,730,583	30,137,668
Weighted-average exercise price for options over:
	1 January 2009	Granted	Exercised	Lapsed	Outstanding 31 December 2009	Exercisable 31 December 2009
Ordinary shares (£)
WPP	5.543	n/a	4.452	5.680	5.566	5.562
WWOP	6.632	5.494	3.920	6.438	6.306	6.620
Y&R	6.673	n/a	n/a	6.257	7.052	7.052
Tempus	5.445	n/a	n/a	n/a	5.445	5.445
Grey	3.499	n/a	n/a	n/a	3.499	3.499
TNS	1.931	n/a	2.323	2.109	1.870	2.494
ADRs ($)
WPP	46.948	26.010	33.241	45.184	46.939	46.894
WWOP	61.202	44.560	30.800	60.342	56.187	55.538
Y&R	50.485	n/a	n/a	49.570	52.298	52.298
Grey	28.289	n/a	21.746	27.290	30.949	30.450
24/7	38.409	n/a	36.852	41.475	38.578	37.841

Options over ordinary shares

Outstanding

Range of exercise prices £	Weighted average exercise price £	Weighted average contractual life Months
nil – 10.770	5.559	63
Options over ADRs Outstanding
Range of exercise prices $	Weighted average exercise price $	Weighted average contractual life Months
1.340 – 84.731	49.003	56

As at 31 December 2009 there was £5.8 million (2008: £5.5 million) of total unrecognised compensation cost related to share options. That cost is expected to be recognised over a weighted average period of 20 months (2008: 17 months).

Share options are satisfied out of newly issued shares.

The weighted average fair value of options granted in the year calculated using the Black-Scholes model, was as follows:

	2009	2008	2007
Fair value of UK options (shares)	115.5p	129.5p	188.3p
Fair value of US options (ADRs)	$8.95	$8.36	$17.85
Weighted average assumptions:
UK Risk-free interest rate	2.27%	3.93%	5.26%
US Risk-free interest rate	1.85%	2.25%	4.53%
Expected life (months)	48	48	48
Expected volatility	30%	25%	25%
Dividend yield	2.5%	1.75%	1.5%

Options are issued at an exercise price equal to market value on the date of grant.

The weighted average share price of the Group for the year ended 31 December 2009 was £4.72 (2008: £5.12, 2007: £7.09) and the weighted average ADR price for the same period was $37.23 (2008: $48.26, 2007: $71.04).

Expected volatility is sourced from external market data and represents the historic volatility in the Group’s share price over a period equivalent to the expected option life.

Expected life is based on a review of historic exercise behaviour in the context of the contractual terms of the options, as described in more detail below.

174	WPP ANNUAL REPORT 2009

Our 2009 financial statements Notes to the consolidated financial statements

Terms of share option plans

The Worldwide Share Ownership Program is open for participation to employees with at least two years’ employment in the Group. It is not available to those participating in other share-based incentive programs or to executive directors. The vesting period for each grant is three years and there are no performance conditions other than continued employment with the Group.

The Executive Stock Option Plan has historically been open for participation to WPP Group Leaders, Partners and High Potential Group. It is not currently offered to parent company executive directors. The vesting period is three years and performance conditions include achievement of various TSR (Total Share Owner Return) and EPS (Earnings per Share) objectives, as well as continued employment. In 2005, the Group moved away from the issuance of stock options for Leaders, Partners and High Potential Group and has since largely made grants of restricted stock instead (note 22).

The Group grants stock options with a life of ten years, including the vesting period. The terms of stock options with performance conditions are such that if, after nine years and eight months, the performance conditions have not been met, then the stock option will vest automatically.

27. Other reserves

Other reserves comprise the following:

	Equity reserve £m	Revaluation reserve £m	Capital redemption reserve £m	Translation reserve £m	Total other reserves £m
1 January 2008	(129.9)	138.6	9.5	(133.1)	(114.9)
Reclassification due to Group reconstruction	–	–	(11.4)	–	(11.4)
Share cancellations	–	–	1.9	–	1.9
Exchange adjustments on foreign currency net investments	–	–	–	1,379.2	1,379.2
Loss on revaluation of available for sale investments	–	(51.3)	–	–	(51.3)
Recognition and remeasurement of financial instruments	(17.8)	–	–	–	(17.8)
Share purchases – close period commitments[1]	64.8	–	–	–	64.8
31 December 2008	(82.9)	87.3	–	1,246.1	1,250.5
Exchange adjustments on foreign currency net investments	–	–	–	(142.2)	(142.2)
Loss on revaluation of available for sale investments	–	(13.5)	–	–	(13.5)
Recognition and remeasurement of financial instruments	(36.4)	–	–	–	(36.4)
Equity component of convertible bonds (net of deferred tax)	34.7	–	–	–	34.7
31 December 2009	(84.6)	73.8	–	1,103.9	1,093.1

  Note

[1]

During 2007, the Company entered into an arrangement with its broker to conduct share buy-backs on the Company’s behalf in the close period commencing on 2 January 2008 and ending on 28 February 2008, in accordance with UK listing rules. Under IAS 39, the commitment resulting from this agreement constituted a financial liability at 31 December 2007 which was recognised at fair value at that date. During 2008 this liability was settled and a corresponding movement in equity was recognised.

28. Acquisitions

The Group accounts for acquisitions in accordance with IFRS 3 Business Combinations. IFRS 3 requires the acquiree’s identifiable assets, liabilities and contingent liabilities (other than non-current assets or disposal groups held for sale) to be recognised at fair value at acquisition date. In assessing fair value at acquisition date, management make their best estimate of the likely outcome where the fair value of an asset or liability may be contingent on a future event. In certain instances, the underlying transaction giving rise to an estimate may not be resolved until some years after the acquisition date. IFRS 3 requires the release to profit of any acquisition reserves which subsequently become excess in the same way as any excess costs over those provided at acquisition date are charged to profit. At each period end management assess provisions and other balances established in respect of acquisitions for their continued probability of occurrence and amend the relevant value accordingly through the income statement or as an adjustment to goodwill as appropriate under IFRS 3.

The Group acquired a number of subsidiaries in the year. The following table sets out the book values of the identifiable assets and liabilities acquired and their fair value to the Group. The fair value adjustments for certain acquisitions have been determined provisionally at the balance sheet date.

	Book value at acquisition £m	Fair value adjustments £m	Fair value to Group £m
Intangible assets	–	6.6	6.6
Property, plant and equipment	2.6	–	2.6
Current assets	17.0	–	17.0
Total assets	19.6	6.6	26.2
Current liabilities	(11.8)	(0.1)	(11.9)
Trade and other payables due after one year	(1.2)	–	(1.2)
Deferred tax liabilities	–	(2.8)	(2.8)
Provisions	(0.1)	–	(0.1)
Total liabilities	(13.1)	(2.9)	(16.0)
Net assets	6.5	3.7	10.2
Minority interest			(2.4)
Goodwill			13.1
Consideration			20.9
Consideration satisfied by:
Cash			15.4
Payments due to vendors			4.6
Capitalised acquisition costs			0.9

Goodwill arising from acquisitions represents the value of synergies with our existing portfolio of businesses and skilled staff to deliver services to our clients.

The contribution to revenue and operating profit of acquisitions completed in the year was not material. There were no material acquisitions completed between 31 December 2009 and the date the financial statements have been authorised for issue.

29. Principal subsidiary undertakings

The principal subsidiary undertakings of the Group are:

Country of Incorporation
Grey Global Group, Inc	US
J. Walter Thompson Company, Inc	US
GroupM Worldwide, Inc	US
The Ogilvy Group, Inc	US
Young & Rubicam, Inc	US
Taylor Nelson Sofres	UK

All of these subsidiaries are operating companies and are 100% owned by the Group.

A more detailed listing of the operating subsidiary undertakings is given on pages 10 and 11. The Company directly or indirectly holds controlling interests in the issued share capital of these undertakings with the exception of those specifically identified.

30. Related party transactions

From time to time the Group enters into transactions with its associate undertakings. These transactions were not material for any of the years presented.

In the year ended 31 December 2009, the Group paid costs of £nil million (2008: £nil million, 2007: £0.5 million) in connection with an action for the misuse of private information and an action for libel, in which Sir Martin Sorrell was a claimant. These costs were authorised by the Board as an integral part of the broader legal actions to protect the commercial interests of the Group. The total amount incurred of £0.8 million was disclosed in the 2006 Annual Report and has not increased.

WPP ANNUAL REPORT 2009	175

Our 2009 financial statements

Notes to the consolidated financial statements

31. Reconciliation to non-GAAP measures of performance

The non-GAAP measures of performance shown below have been included to provide the users of the financial statements with a better understanding of the key performance indicators of the business.

Reconciliation of profit before interest and taxation to headline PBIT:

	2009 £m	2008 £m	2007 £m
Profit before interest and taxation	818.7	922.0	846.1
Gains on disposal of investments	(31.1)	(3.4)	(3.4)
Goodwill impairment	44.3	84.1	44.1
Goodwill write-down relating to utilisation of pre-acquisition tax losses	–	1.5	1.7
Amortisation and impairment of acquired intangible assets	172.6	78.4	40.3
Share of exceptional losses/(gains) of associates	1.6	0.5	(0.8)
Investment write-downs	11.1	30.5	–
Cost of changes to corporate structure	–	4.6	–
Headline PBIT	1,017.2	1,118.2	928.0
Finance income	150.4	169.6	139.4
Finance costs	(355.4)	(319.4)	(250.1)
	(205.0)	(149.8)	(110.7)
	5.0	7.5	8.4
Interest cover on headline PBIT	times	times	times

Reconciliation of profit before taxation to headline PBT and headline earnings:
	2009 £m	2008 £m	2007 £m
Profit before taxation	662.6	746.8	719.4
Gains on disposal of investments	(31.1)	(3.4)	(3.4)
Goodwill impairment	44.3	84.1	44.1
Goodwill write-down relating to utilisation of pre-acquisition tax losses	–	1.5	1.7
Investment write-downs	11.1	30.5	–
Amortisation and impairment of acquired intangible assets	172.6	78.4	40.3
Costs of changes to corporate structure	–	4.6	–
Share of exceptional losses/(gains) of associates	1.6	0.5	(0.8)
Revaluation of financial instruments	(48.9)	25.4	16.0
Headline PBT	812.2	968.4	817.3
Taxation[1]	(193.0)	(245.3)	(207.1)
Minority interests	(69.2)	(74.8)	(49.2)
Headline earnings	550.0	648.3	561.0
Ordinary dividends paid	189.8	161.8	138.9
	2.9	4.0	4.0
Dividend cover on headline earnings	times	times	times

  Note

[1]	Excluding net deferred tax credit in relation to the amortisation of acquired intangible assets and other goodwill items.

Calculation of headline EBITDA:

				2009 £m	2008 £m	2007 £m
Headline PBIT (as above)				1,017.2	1,118.2	928.0
Depreciation of property, plant and equipment				195.3	149.6	126.3
Amortisation of other intangible assets				30.5	23.4	18.1
Headline EBITDA				1,243.0	1,291.2	1,072.4
Headline PBIT margins before and after share of results of associates:
	Margin %	2009 £m	Margin %	2008 £m	Margin %	2007 £m
Revenue		8,684.3		7,476.9		6,185.9
Headline PBIT	11.7%	1,017.2	15.0%	1,118.2	15.0%	928.0
Share of results of associates (excluding exceptional losses/gains)		(58.6)		(46.5)		(40.6)
Headline operating profit	11.0%	958.6	14.3%	1,071.7	14.3%	887.4
Calculation of effective tax rate on headline PBT[1]:
				2009 £m	2008 £m	2007 £m
Taxation (note 7)				(155.7)	(232.9)	(204.3)
Net deferred tax credit in relation to the amortisation of acquired intangible assets and other goodwill items				(37.3)	(12.4)	(2.8)
Taxation[1]				(193.0)	(245.3)	(207.1)
Headline PBT				812.2	968.4	817.3
Effective tax rate on headline PBT[1]				23.8%	25.3%	25.3%
Note
[1] Excluding net deferred tax credit in relation to the amortisation of acquired intangible assets and other goodwill items.
Headline diluted earnings per ordinary share:
		2009 £m		2008 £m		2007 £m
Headline earnings		550.0		648.3		561.0
Earnings adjustment:
Dilutive effect of convertible bonds		–		0.8		0.9
Weighted average number of ordinary shares	1,284,880,193		1,169,602,949		1,227,016,974
Headline diluted earnings per ordinary share		44.4p		55.5p		45.8p
Reconciliation of free cash flow:
				2009 £m	2008 £m	2007 £m
Cash generated by operations				1,137.6	1,195.0	1,120.6
Plus:
Interest received				99.6	133.0	102.6
Investment income				1.4	1.8	3.1
Movement in working capital and provisions				102.1	109.3	(25.4)
Dividends from associates				45.5	44.6	28.0
Issue of shares				4.1	10.6	34.8
Proceeds on disposal of treasury shares				–	6.9	–
Proceeds on disposal of property, plant and equipment				9.2	11.5	8.3
Less:
Interest and similar charges paid				(248.7)	(269.2)	(212.0)
Purchases of property, plant and equipment				(222.9)	(196.8)	(151.1)
Purchases of other intangible assets (including capitalised computer software)				(30.4)	(23.8)	(19.7)
Corporation and overseas tax paid				(216.6)	(182.5)	(151.0)
Dividends paid to minority shareholders in subsidiary undertakings				(63.0)	(63.5)	(38.9)
Free cash flow				617.9	776.9	699.3

176	WPP ANNUAL REPORT 2009

Our 2009 financial statements

Company profit and loss account

For the year ended 31 December 2009	Notes	2009 £m	2008 £m
Turnover		–	–
Operating costs		(5.0)	(0.3)
Operating loss		(5.0)	(0.3)
Interest payable and similar charges	33	(17.3)	–
Loss on ordinary activities before taxation		(22.3)	(0.3)
Taxation on loss on ordinary activities	34	–	–
Loss on ordinary activities after taxation		(22.3)	(0.3)

Note

The accompanying notes form an integral part of this profit and loss account.

All results are derived from continuing activities.

There are no recognised gains or losses other than those shown above and accordingly no statement of total recognised gains and losses has been prepared.

Company balance sheet

As at 31 December 2009	Notes	2009 £m	2008 £m
Fixed assets
Investments	35	4,346.1	4,293.3
		4,346.1	4,293.3
Current assets
Debtors	36	452.7	0.2
Cash at bank and in hand		1.7	0.1
		454.4	0.3
Creditors: amounts falling due within one year	37	(63.4)	(0.5)
Net current assets/(liabilities)		391.0	(0.2)
Total assets less current liabilities		4,737.1	4,293.1
Creditors: amounts falling due after more than one year	38	(441.2)	–
Net assets		4,295.9	4,293.1

Capital and reserves
Called-up share capital	39	125.6	125.5
Share premium account	39	12.6	8.6
Shares to be issued	39	5.5	8.7
Own shares	39	(9.5)	–
Profit and loss account	39	4,161.7	4,150.3
Equity share owners’ funds		4,295.9	4,293.1

Note

The accompanying notes form an integral part of this balance sheet.

The financial statements were approved by the Board of Directors and authorised for issue on 16 April 2010.

Sir Martin Sorrell	Paul Richardson
Group chief executive	Group finance director

WPP ANNUAL REPORT 2009	177

Our 2009 financial statements

Notes to the Company balance sheet

32. Accounting policies

The principal accounting policies of WPP plc (the Company) are summarised below. These accounting policies have all been applied consistently throughout the year and preceding period from 12 September 2008, the date of incorporation, to 31 December 2008.

a) Basis of accounting

The financial statements are prepared under the historical cost convention and in accordance with applicable UK accounting standards and the Companies (Jersey) Law 1991.

b) Translation of foreign currency

Foreign currency transactions arising from operating activities are translated from local currency into pounds sterling at the exchange rates prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the period end are translated at the period-end exchange rate. Foreign currency gains or losses are credited or charged to the profit and loss account as they arise.

c) Investments

Fixed asset investments are stated at cost less provision for impairment.

d) Taxation

Current tax is provided at amounts expected to be paid (or recovered) using the tax rates and laws that have been enacted or substantially enacted by the balance sheet date.

Deferred taxation is provided in full on timing differences that result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date, at rates expected to apply when they crystallise based on current tax rates and law. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in financial statements. Deferred tax assets and liabilities are not discounted.

e) UITF 44: Group and treasury share transactions

Where a parent entity grants rights to its equity instruments to employees of a subsidiary, and such share-based compensation is accounted for as equity-settled in the consolidated financial statements of the parent, UITF 44 requires the subsidiary to record an expense for such compensation in accordance with FRS 20 (Share-based payments), with a corresponding increase recognised in equity as a contribution from the parent. Consequently, in the financial statements of the parent (WPP plc), the Company has recognised an addition to fixed asset investments of the aggregate amount of these contributions of £54.9 million in 2009 (2008: £7.2 million), with a credit to equity for the same amount.

33. Interest payable and similar charges

	2009 £m	2008 £m
Interest payable on corporate bonds	17.1	–
Bank and other interest payable	0.2	–
	17.3	–

34. Taxation on loss on ordinary activities

The tax assessed for the year differs from that resulting from applying the current rate of corporation tax in Ireland of 25% (2008 – 25%). The differences are explained below:

	2009 £m	2008 £m
Loss on ordinary activities before tax	(22.3)	(0.3)
Tax at the current rate of 25% (2008 – 25%) thereon	5.6	0.1
Factors affecting tax charge for the year:
Unrecognised losses carried forward	(5.6)	(0.1)
Current tax charge for the year	–	–

A deferred tax asset of £5.7m (2008: £0.1 million), in relation to tax losses has not been recognised. T he asset will be recovered if the Company makes sufficient profits in the future.

35. Fixed asset investments

The following are included in the net book value of fixed asset investments:

Subsidiary undertakings £m
31 December 2008	4,293.3
Additions	54.9
Other movements	(2.1)
31 December 2009	4,346.1

Fixed asset investments primarily represent 100% of the issued share capital of WPP Air 1 Limited, a company incorporated in Ireland. Fixed asset investments were purchased in a share-for-share exchange. At 31 December 2009 cost and net book value were the same. Details of indirect subsidiaries are given in note 29.

36. Debtors

The following are included in debtors:

	2009 £m	2008 £m
Amounts owed by subsidiary undertakings	451.8	–
Prepayments and accrued income	–	0.2
Other debtors	0.9	–
	452.7	0.2

37. Creditors: amounts falling due within one year

The following are included in creditors falling due within one year:

	2009 £m	2008 £m
Bank loans and overdrafts	57.8	0.3
Interest payable on corporate bonds	3.1	–
Amounts due to subsidiary undertakings	1.1	0.2
Other creditors and accruals	1.4	–
	63.4	0.5

38. Creditors: amounts falling due after more than one year

The following are included in creditors falling due after more than year:

	2009 £m	2008 £m
Corporate bonds	441.2	–

In May 2009 the Company issued £450 million of 5.75% convertible bonds due May 2014.

39. Equity share owners’ funds

Movements during the year were as follows:

	Ordinary share capital £m	Share premium account £m	Share to be issued £m	Own shares £m	Profit and loss account £m
At 31 December 2008	125.5	8.6	8.7	–	4,150.3
Ordinary shares issued	0.1	4.0	(1.7)	–	1.1
Transfer from investments	–	–	(1.5)	–	–
Dividends paid	–	–	–	–	(22.3)
Loss for the year	–	–	–	–	(22.3)
Equity granted to employees of subsidiaries	–	–	–	–	54.9
Treasury share additions	–	–	–	(9.5)	–
At 31 December 2009	125.6	12.6	5.5	(9.5)	4,161.7

Reconciliation of movements in equity share owners’ funds for the year ended 31 December 2009:

	2009 £m	2008 £m
Loss for the year	(22.3)	(0.3)
Ordinary shares issued under the scheme of arrangement	–	4,268.4
Shares to be issued in respect of acquisitions	–	8.9
Equity granted to employees of subsidiaries	54.9	7.2
Shares issued in respect of acquisitions	–	8.7
Other ordinary shares issued	3.5	0.2
Transfer from investments	(1.5)	–
Dividends paid	(22.3)	–
Treasury share additions	(9.5)	–
Net additions to equity share owners’ funds	2.8	4,293.1
Opening equity share owners’ funds	4,293.1	–
Closing equity share owners’ funds	4,295.9	4,293.1

At 31 December 2009 the Company’s distributable reserves amounted to £4,099.6 million (2008: £4,143.1 million). Further details of the Company’s share capital and the scheme of arrangement are shown in note 26.

40. Guarantees and other financial commitments

The Company guarantees a number of Group banking arrangements and other financial commitments on behalf of certain subsidiary undertakings.

178	WPP ANNUAL REPORT 2009

Our 2009 financial statements

Independent auditors’ report

Independent Auditors’ report to the members of WPP plc

We have audited the Group and parent company financial statements (the ‘financial statements’) of WPP plc for the year ended 31 December 2009 which comprise the accounting policies, the consolidated income statement (excluding the US Dollar information), the consolidated statement of comprehensive income, the consolidated cash flow statement, the consolidated balance sheet, the consolidated statement of changes in equity, the parent company profit and loss account and balance sheet and the related notes 1 to 40. These financial statements have been prepared under the accounting policies set out therein. The financial reporting framework that has been applied in the preparation of the Group financial statements is applicable law and International Financial Reporting Standards (IFRSs) as adopted by the European Union. The financial reporting framework that has been applied in the preparation of the parent company financial statements is applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice).

This report is made solely to the Company’s members, as a body, in accordance with Article 110 of the Companies (Jersey) Law 1991. Our audit work has been undertaken so that we might state to the Company’s members those matters we are required to state to them in an auditors’ report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company and the Company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditors

As explained more fully in the Directors’ Responsibilities Statement, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view. Our responsibility is to audit the financial statements in accordance with applicable law and International Standards on Auditing (UK and Ireland). Those standards require us to comply with the Auditing Practices Board’s (APB’s) Ethical Standards for Auditors.

Scope of the audit of the financial statements

An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of: whether the accounting policies are appropriate to the Group’s and the parent company’s circumstances and have been consistently applied and adequately disclosed; the reasonableness of significant accounting estimates made by the directors; and the overall presentation of the financial statements.

WPP ANNUAL REPORT 2009	179

Our 2009 financial statements

Independent auditors’ report

Opinion on financial statements

In our opinion:

the financial statements give a true and fair view of the state of the Group’s and of the parent company’s affairs as at 31 December 2009 and of the Group’s profit and the parent company’s loss for the year then ended;

the Group financial statements have been properly prepared in accordance with IFRSs as adopted by the European Union;

the parent company financial statements have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice; and

the financial statements have been prepared in accordance with the Companies (Jersey) Law 1991, and as regards the Group financial statements, Article 4 of the IAS Regulation.

Separate opinion in relation to IFRS as issued by IASB

As explained in the accounting policies to the financial statements, the Group, in addition to complying with its legal obligation to comply with IFRSs as adopted by the European Union, has also applied IFRSs as issued by the International Accounting Standards Board (IASB).

In our opinion the Group financial statements comply with IFRSs as issued by the IASB.

Opinion on matters prescribed by the UK Companies Act 2006 that would have applied if WPP plc were a UK incorporated company the part of the Directors’ Remuneration Report to be audited has been properly prepared in accordance with the UK Companies Act 2006; and

the information given in the Directors’ Report for the financial year for which the financial statements are prepared is consistent with the financial statements.

Matters on which we are required to report by exception

We have nothing to report in respect of the following matters where the UK Companies Act 2006, which would have applied if WPP plc were a UK incorporated company, requires us to report to you if, in our opinion:

adequate accounting records have not been kept by the parent company, or returns adequate for our audit have not been received from branches not visited by us; or

the parent company financial statements and the part of the Directors’ Remuneration Report to be audited are not in agreement with the accounting records and returns; or

certain disclosures of directors’ remuneration specified by law are not made; or

we have not received all the information and explanations we require for our audit.

Under the UK Listing Rules we are required to review:

the directors’ statement contained within the Directors’ report in relation to going concern; and

the part of the Corporate Governance Statement relating to the Company’s compliance with the nine provisions of the June 2008 Combined Code specified for our review.

Deloitte LLP

Chartered Accountants

London, United Kingdom

16 April 2010

180	WPP ANNUAL REPORT 2009

Our 2009 financial statements

Five-year summary

	2009 £m	2008 £m	2007 £m	2006 £m	2005 £m
Income statements
Billings[1]	37,919.4	36,929.0	31,665.5	30,140.7	26,673.7
Revenue	8,684.3	7,476.9	6,185.9	5,907.8	5,373.7
Operating profit	761.7	876.0	804.7	741.6	652.8
Headline PBIT[2]	1,017.2	1,118.2	928.0	859.0	754.8
Profit before taxation	662.6	746.8	719.4	682.0	592.0
Headline PBT[3]	812.2	968.4	817.3	766.3	669.0
Profit for the year	506.9	513.9	515.1	482.6	398.0
Balance sheet
Non-current assets	12,756.2	13,355.7	8,689.9	7,732.3	8,196.9
Net current liabilities	(971.0)	(1,028.7)	(1,342.7)	(1,120.4)	(1,150.5)
Non-current trade and other payables	(908.8)	(1,042.9)	(796.6)	(715.6)	(703.0)
Provisions for liabilities and charges (including provision for post-employment benefits)	(404.7)	(407.9)	(251.8)	(292.4)	(363.1)
Net assets	6,075.7	5,959.8	4,094.8	3,918.4	3,985.8
Net debt	(2,640.4)	(3,067.6)	(1,285.7)	(814.6)	(804.0)
Average net debt	(3,448.0)	(2,206.0)	(1,458.0)	(1,214.0)	(1,212.0)
	2009	2008	2007	2006	2005
Our people
Revenue per employee (£000)	82.5	76.7	72.9	76.0	75.8
Gross profit per employee (£000)	75.8	71.9	69.0	72.2	72.4
Average headcount	105,318	97,438	84,848	77,686	70,936
Share information
Headline[4] – basic earnings per share	45.1p	56.7p	47.7p	42.5p	36.0p
– diluted earnings per share	44.4p	55.5p	45.8p	41.2p	35.2p
Reported – basic earnings per share	35.9p	38.4p	39.6p	36.3p	30.3p
– diluted earnings per share	35.3p	37.6p	38.0p	35.2p	29.7p
Dividends per share[5]	15.47p	15.47p	13.45p	11.21p	9.34p
Share price – high	614.5p	648.0p	787.5p	706.5p	630.5p
– low	353.0p	310.3p	576.5p	609.0p	534.5p
Market capitalisation at year-end (£m)	7,658.3	5,052.8	7,708.9	8,566.4	7,880.7

Notes

1 Billings is defined on page 182.

2 The calculation of headline PBIT for 2009, 2008 and 2007 is set out in note 31 of the financial statements.

3 The calculation of headline PBT for 2009, 2008 and 2007 is set out in note 31 of the financial statements.

4 Headline earnings per share for 2009, 2008 and 2007 is set out in note 9 of the financial statements.

5 Dividends per share represents the dividends declared in respect of each year.

The information on this page is unaudited.

WPP ANNUAL REPORT 2009	181

Our 2009 financial statements

Financial glossary

Term used in Annual Report	US equivalent or brief description
Allotted	Issued
ADRs/ADSs	American Depositary Receipts/American Depositary Shares. The Group uses the terms ADR and ADS interchangeably. One ADR/ADS represents five ordinary shares
Average net debt and net debt

Average net debt is calculated as the average daily net bank borrowings of the Group. Net debt at a period end is calculated as the sum of the net bank borrowings of the Group, derived from the cash ledgers and accounts in the balance sheet

Billings	Billings comprise the gross amounts billed to clients in respect of commission-based/fee-based income together with the total of other fees earned
Called-up share capital	Ordinary shares, issued and fully paid
Capital allowances	Tax term equivalent to US tax depreciation allowances
Combined Code	The ‘Principles of Good Governance’ and the provisions of the ‘Code of Best Practice’ issued by the Hampel Committee on Corporate Governance and the London Stock Exchange
Constant currency

The Group uses US dollar-based, constant currency models to measure performance. These are calculated by applying budgeted 2009 exchange rates to local currency reported results for the current and prior year. This gives a US dollar-denominated income statement and balance sheet which exclude any variances attributable to foreign exchange rate movements

ESOP	Employee share ownership plan
Estimated net new billings

Net new billings represent the estimated annualised impact on billings of new business gained from both existing and new clients, net of existing client business lost. The estimated impact is based upon initial assessments of the clients’ media budgets, which may not necessarily result in actual billings of the same amount

EURIBOR	The euro area inter-bank offered rate for euro deposits
Finance lease	Capital lease
Free cash flow

Free cash flow is calculated as headline operating profit before non cash charges for share-based incentive plans, depreciation of property, plant and equipment and amortisation of other intangible assets, including dividends received from associates, interest received, investment income received, proceeds from the issue of shares, and proceeds from the disposal of property, plant and equipment, less corporation and overseas tax paid, interest and similar charges paid, dividends paid to minority shareholders in subsidiary undertakings, purchases of property, plant and equipment and purchases of other intangible assets

Freehold	Ownership with absolute rights in perpetuity
Hampel Committee	UK committee on corporate governance established in November 1995 to review the implementation of the findings of the Cadbury and Greenbury Committees
Headline earnings	Headline PBT less taxation (excluding net deferred tax credit in relation to the amortisation of acquired intangible assets and other goodwill items) and minority interests
Headline EBITDA

Profit before finance income/costs and revaluation of financial instruments, taxation, investment gains/losses and write-downs, goodwill impairment and other goodwill write-downs, amortisation and impairment of intangible assets, share of exceptional losses/gains of associates, costs incurred in 2008 in changing the corporate structure of the Group and depreciation of property, plant and equipment

182	WPP ANNUAL REPORT 2009

Our 2009 financial statements Financial glossary

Term used in Annual Report	US equivalent or brief description
Headline operating profit

PBIT excluding share of results of associates before investment gains/ losses and write-downs, goodwill impairment and other goodwill write-downs, amortisation and impairment of acquired intangible assets and costs incurred in 2008 in changing the corporate structure of the Group

Headline PBIT

Profit before finance income/costs and revaluation of financial instruments, taxation, investment gains/losses and write-downs, goodwill impairment and other goodwill write-downs, amortisation and impairment of acquired intangible assets, share of exceptional losses/ gains of associates and costs incurred in 2008 in changing the corporate structure of the Group

Headline PBT

Profit before taxation, investment gains/losses and write-downs, goodwill impairment and other goodwill write-downs, amortisation and impairment of acquired intangible assets, share of exceptional losses/ gains of associates, costs incurred in 2008 in changing the corporate structure of the Group and revaluation of financial instruments

Higgs Report	Report in the UK by Derek Higgs on the role and effectiveness of non-executive directors
IFRS/IAS	International Financial Reporting Standard/International Accounting Standard
LIBOR	The London inter-bank offered rate
OCI	Consolidated statement of comprehensive income
Operating margin	Headline PBIT as a percentage of revenue
Profit	Income
Profit attributable to equity holders of the parent	Net income
Pro forma (‘like-for-like’)

Pro forma comparisons are calculated as follows: current year, constant currency actual results (which include acquisitions from the relevant date of completion) are compared with prior year, constant currency actual results, adjusted to include the results of acquisitions for the commensurate period in the prior year. The Group uses the terms ‘pro forma’ and ‘like-for-like’ interchangeably

Provision against deferred tax assets	Valuation allowance
Sarbanes-Oxley Act	An Act passed in the US to protect investors by improving the accuracy and reliability of corporate disclosures made pursuant to the securities laws, and for other purposes
Scheme of Arrangement

The scheme of arrangement on 19 November 2008 between WPP 2008 Limited (formerly WPP Group plc) and its share owners under Part 26 of the Companies Act 2006, as sanctioned by the High Court, whereby all the issued shares in WPP 2008 Ltd were cancelled and the same number were issued to WPP plc in consideration for the allotment to share owners of 1 ordinary share in WPP plc for each ordinary share in WPP 2008 Ltd

Share capital	Ordinary shares, capital stock or common stock issued and fully paid
Share premium account	Additional paid-in capital or paid-in surplus (not distributable)
Shares in issue	Shares outstanding
Short leasehold	A short lease is where the portion of the term remaining unexpired at the end of the financial year is less than 50 years
Smith Report	Report in the UK by Sir Robert Smith on the role of audit committees
Turnbull Report

Guidance issued by the Institute of Chartered Accountants in England & Wales on the implementation of the internal control requirements of the Combined Code on Corporate Governance at the request of the London Stock Exchange

WPP ANNUAL REPORT 2009	183